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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Polymer Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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POLYMER GROUP, INC.

NOTICE OF 2010 ANNUAL MEETING
AND PROXY STATEMENT

9335 Harris Corners Parkway, Suite 300
Charlotte, North Carolina 28269
United States of America

April 23, 2010

Dear Stockholder:

        You are cordially invited to attend the 2010 annual meeting of stockholders (the "Annual Meeting") of Polymer Group, Inc. ("PGI") to be held on May 20, 2010, at 10:00 a.m., local time, at the Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina.

        The Notice of Meeting, Proxy Statement and Proxy are included with this letter. The matters listed in the Notice of Meeting are more fully described in the Proxy Statement.

        It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. I urge you to vote, sign, date, and return the Proxy in the enclosed postage-paid envelope as soon as possible, even if you plan to attend the Annual Meeting. Signing the enclosed Proxy will not prevent you from voting in person if you attend the Annual Meeting, but will assure that your vote is counted if you are unable to attend.

        We hope that you can attend the Annual Meeting. We appreciate your support of PGI.

Sincerely,
/s/ VERONICA M. HAGEN Veronica M. Hagen Chief Executive Officer

POLYMER GROUP, INC.
9335 Harris Corners Parkway, Suite 300
Charlotte, North Carolina 28269

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 2010

To the Stockholders of Polymer Group, Inc.:

        The 2010 annual meeting of the stockholders (the "Annual Meeting") of Polymer Group, Inc. will be held on May 20, 2010, at 10:00 a.m., local time, at the Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina, to consider and take action on the following matters:

          1.     the election of Mr. Carlos P. Cavallé, Ms. Elizabeth A. Fessenden, Ms. Veronica M. Hagen, Mr. Keith B. Hall, Mr. William B. Hewitt, Mr. James A. Ovenden, Mr. Mark R. Patterson, and Mr. Jurriaan van der Schee to the Board of Directors for one-year terms or until their successors are duly elected and qualified; and

          2.     the transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements.

        The Board of Directors fixed the close of business on March 26, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournments.

        You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting, please date, execute, and promptly mail the enclosed Proxy in the envelope provided (postage pre-paid if mailed in the United States) to assure your shares are represented at the Annual Meeting.

By Order of the Board of Directors,
/s/ DANIEL L. RIKARD Daniel L. Rikard Secretary

Charlotte, North Carolina
April 23, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 20, 2010

THIS PROXY STATEMENT IS AVAILABLE AT WWW.POLYMERGROUPINC.COM
(FOUND ON OUR INVESTOR RELATIONS PAGE).

YOUR VOTE IS IMPORTANT.
PLEASE EXECUTE AND RETURN PROMPTLY THE ENCLOSED
PROXY CARD IN THE ENVELOPE PROVIDED.

POLYMER GROUP, INC.
9335 Harris Corners Parkway, Suite 300
Charlotte, North Carolina 28269

PROXY STATEMENT

FOR 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 2010

        This Proxy Statement is provided to the stockholders of Polymer Group, Inc. ("PGI," "we," "us," "our" or the "Company") in solicitation of proxies by PGI's Board of Directors (the "Board of Directors" or the "Board") for the 2010 annual meeting of stockholders (the "Annual Meeting") to be held on May 20, 2010, at 10:00 a.m., local time, at the Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina, and for any adjournments. We are first sending or giving this Proxy Statement and the enclosed Proxy to stockholders on or about April 23, 2010. The Board of Directors fixed the close of business on March 26, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments.

        When you sign and return the enclosed Proxy, the shares represented will be voted according to the directions noted on the enclosed Proxy. If no direction is indicated on the enclosed Proxy, the shares represented by the signed and returned Proxy will be voted FOR the election of directors and, with respect to any other business as may properly be brought before the Annual Meeting and any adjournments, in the discretion of the Proxy holders.

        Returning your completed Proxy will not prevent you from voting in person at the Annual Meeting should you wish to do so. In addition, you may revoke your Proxy any time before it is voted by sending a written notice to our Secretary prior to the Annual Meeting or by submitting a later-dated Proxy that is received prior to the Annual Meeting.

        We have five authorized classes of common stock consisting of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock and Class E Common Stock, each with a par value of $.01 per share (collectively referred to as the "Common Stock"). Each outstanding share of Common Stock entitles the holder to one vote. Holders are not entitled to vote fractional shares. On March 26, 2010, the record date, there were a total of 21,249,575 shares of Common Stock outstanding, consisting of 21,142,337 shares of Class A Common Stock, 82,919 shares of Class B Common Stock and 24,319 shares of Class C Common Stock. There are currently no shares of Class D Common Stock or Class E Common Stock outstanding.

        In addition, we have the authority to issue preferred stock, par value $.01 per share ("Preferred Stock") from time to time and in one or more series. As of the record date, there were no shares of Preferred Stock outstanding.

        The presence in person or by Proxy of the holders of a majority of the Common Stock outstanding shall constitute a quorum. Under Delaware law, abstentions are treated as present and entitled to vote and, therefore, are counted in determining the existence of a quorum and will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting. If an executed Proxy is returned by a broker holding shares in street name and the Proxy indicates that the broker does not have discretionary authority to vote certain shares on one or more matters (otherwise known as a "broker non-vote"), these shares will not be considered present but entitled to vote and will not be counted in determining the existence of a quorum. Broker non-vote shares will not be counted when we determine whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved or whether a plurality of the vote of the shares present and entitled to vote has been cast. Representatives of our transfer agent, American Stock Transfer & Trust Company, LLC (AST), will tabulate the votes.

 PROPOSAL 1

ELECTION OF DIRECTORS

        The Board of Directors is currently comprised of directors who fill eight of the nine available seats on the Board. There is currently one vacant seat on the Board due to the recent death of Mr. Charles E. Volpe on March 16, 2010. The Board has decided to leave that seat vacant at this time.

        Each nominee, except for Messrs. Carlos Cavallé and Jurriaan van der Schee, was elected at the 2009 annual meeting of stockholders. Mr. Jurriaan van der Schee was elected by the Board effective December 9, 2009 to fill the vacancy created by the resignation of Mr. Ramon Betolaza. Effective December 8, 2009, the Board elected Mr. Carlos Cavallé to fill an existing vacancy on the Board. Each director will serve a one-year term or until his or her successor is duly elected and qualified or until his or her death, resignation or removal in accordance with our Amended and Restated By-Laws. The Board expects all named director nominees to be available for election. In case any nominee is not available, the Proxy holders may vote for a substitute, unless the Board reduces the number of directors.

        Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares represented in person or by Proxy. There is no right to cumulative voting as to any matter, including the election of directors.

        The Board of Directors recommends a vote "FOR" the election of Mr. Carlos P. Cavallé, Ms. Elizabeth A. Fessenden, Ms. Veronica M. Hagen, Mr. Keith B. Hall, Mr. William B. Hewitt, Mr. James A. Ovenden, Mr. Mark R. Patterson, and Mr. Jurriaan van der Schee to the Board.

        See "Management—Nominees for Director" for information with respect to each of the foregoing nominees for director.

 OTHER BUSINESS

        As of the date of this Proxy Statement, we have no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should properly come before the Annual Meeting, the Proxies will be voted in the discretion of the Proxy holders.

 MANAGEMENT

        Set forth below is information about each nominee for director and each executive officer of the Company, including age, principal occupation and employment during the past five years, directorships in other publicly held companies, membership on committees of the Board of Directors and periods of service as a director of the Company.

        In addition, presented with each nominee is information regarding the skills, attributes, and qualifications that led the Board to recommend such nominee for service on the Board. As a general matter, each director is evaluated against the criteria set forth in our Nominating and Corporate Governance Guidelines. See "Nominating and Corporate Governance Committee" below for a detailed description of the criteria. Individually, each nominee brings a strong and unique background and set of skills to the Board, giving the Board, as a whole, the breadth and depth of experience needed to oversee and guide the Company.

        The inclusion of certain nominees should also be understood in connection with the two shareholder agreements to which the Company is a party. In 2003, a shareholders agreement was entered into among PGI, MatlinPatterson Global Opportunities Partners, L.P. ("MatlinPatterson"), and certain other stockholders (collectively "Non-Matlin Global Partners Holders"), dated as of March 5, 2003, and as amended on December 20, 2004 (the "2003 Shareholders Agreement"). Messrs. Hewitt and Ovenden were originally appointed to the Board in March 2003 pursuant to the terms of the 2003 Shareholders Agreement. In addition, Mr. Hewitt's continued designation as a Board nominee is pursuant to the terms of the 2003 Shareholders Agreement. Messrs. Patterson and Van der Schee, as representatives of MatlinPatterson, were also designated as Board nominees pursuant to the terms of the 2003 Shareholders Agreement and occupy seats on the Board that have been held by various MatlinPatterson representatives since March 2003. Furthermore, in 2009 a shareholders agreement was entered into among PGI, Tesalca-99, S.A. and Texnovo, S.A. ("Tesalca-Texnovo"), and MatlinPatterson (the "2009 Shareholders Agreement") as part of the Company's acquisition of what is now PGI Spain, S.L. Mr. Cavallé was designated in accordance with the 2009 Shareholders Agreement. See "Transactions with Related Persons" for more information regarding these agreements.

Nominees for Director

        Carlos Cavallé, 76, has served as a director since December 8, 2009. He is Dean Emeritus of and a professor of general management at IESE Business School of the University of Navarra in Barcelona, Spain. Mr. Cavallé was Dean of the IESE Business School from 1984-2001. Under his leadership IESE formed alliances with a number of top U.S. business schools to offer open enrollment and customized programs. Partner schools have included Harvard Business School, Stanford, Massachussets Institute of Technology Sloan School of Management and the University of Michigan Business School. He is the Chairman and President of Social Trends Institute, a non-profit research center based in New York and Barcelona focused on emerging social trends. Mr. Cavallé's significant expertise in strategic management and executive leadership education, and his distinctive European perspective, among other attributes, led the Board to conclude that he should be nominated as a director.

        Elizabeth A. Fessenden, 55, has served as a director since December 10, 2008. Ms. Fessenden is Chair of the Nominating & Governance and Compensation Committees and is a member of the Capital Projects Committee. She is the founder of Fessenden Associates LLC, a general management consulting firm she established in 2008. From 2005 to 2007, Ms. Fessenden was a Principal on the Operations Team of American Capital, Ltd. Prior to that, she retired from Alcoa where she served in various executive roles from 1977 to 2005, including, most recently, President of Alcoa's worldwide, flexible packaging business. Ms. Fessenden's valuable insight into organizational and operational management issues from her experiences in senior management and as a management consultant, among other attributes, led the Board to conclude that she should be nominated as a director again.

        Veronica M. Hagen, 64, has served as a director and Chief Executive Officer ("CEO") of the Company since April 23, 2007. Prior to joining the Company, Ms. Hagen served as the President and CEO of Sappi Fine Paper North America, a $1.4 billion division of the South African-based Sappi Limited, since November 2004. Prior to working for Sappi, Ms. Hagen served in various executive roles with Alcoa Inc. since 1998, including Chief Customer Officer from 2003 to 2004 and President, Alcoa Engineered Products from 2001 to 2003. Ms. Hagen also serves as a director of Newmont Mining Corporation and Southern Company. Ms. Hagen's extensive experience in leading corporations in the manufacturing sector, including her knowledge and skills in senior management and operations of the Company, among other attributes, led the Board to conclude that she should be nominated as a director again.

        Keith B. Hall, 56, has served as a director since December 10, 2008. Mr. Hall served as our Chief Financial Officer ("CFO") on an interim basis from November 16, 2009 to December 9, 2009 and served as our Chief Accounting Officer on an interim basis ("Interim CAO") from December 9, 2009 to April 9, 2010. Mr. Hall is Chair of the Capital Projects Committee and is a member of the Audit Committee. Mr. Hall retired as Senior Vice President and CFO from LendingTree, LLC in 2007 where he was employed since 1999. Mr. Hall also serves as a director of MTM Technologies, Inc. and formerly served on the board of Electronic Clearing House, Inc. until the company was acquired in 2008. Mr. Hall's background as the former CFO of LendingTree, LLC provided him with extensive financial and management experience that, among other attributes, led the Board to conclude that he should be nominated as a director again.

        William B. Hewitt, 71, has served as a director since March 5, 2003 and as Chairman of the Board since April 2, 2003. Mr. Hewitt is a member of the Compensation and Audit Committees. Mr. Hewitt also served as our Interim CEO from September 21, 2006 through April 22, 2007. Mr. Hewitt previously served as Chairman of the Board of Global Vantedge, a credit and receivables management firm, and was associated with Global Vantedge since November 2002 until its sale in 2007. Mr. Hewitt's past roles as CEO of Union Corporation and as a director of several public companies have afforded him valuable leadership, corporate governance and operational management skills that, among other attributes, led the Board to conclude that he should be nominated as a director again.

        James A. Ovenden, 47, has served as a director since March 5, 2003. Mr. Ovenden serves as Chair of the Audit Committee and as a member of the Capital Projects Committee. Mr. Ovenden presently serves as the CFO for AstenJohnson Holdings, Ltd. since May 1, 2009. AstenJohnson is a global manufacturer of paper machine clothing for the paper industry. Mr. Ovenden was a founding principal of OTO Development, Inc. and retired as CFO effective December 31, 2007. Prior to that, he served as the CFO, Secretary and Treasurer of Extended Stay America, Inc. from January 2004 until May 2004, when the company was sold. Mr. Ovenden is also the principal consultant with CFO Solutions of SC, LLC, a financial consulting business for middle market companies requiring CFO and credit restructuring advisory services. Mr. Ovenden also serves as a director of Insight Health Services Holdings Corp. and FlagStar Bancorp, Inc. Mr. Ovenden's background as a certified public accountant, the former CFO of OTO Development, Inc. and Extended Stay America, Inc., as well as his experience in financial consulting, provided him with extensive financial and management experience that, among other attributes, led the Board to conclude that he should be nominated as a director again.

        Mark R. Patterson, 58, has served as a director since May 22, 2008 and previously served as a director from December 20, 2006 to September 12, 2007. Mr. Patterson is a member of the Nominating & Governance Committee and the Restricted Stock Committee. Mr. Patterson presently serves as the Chairman of MatlinPatterson Global Advisers LLC, which he co-founded in 2002 in a spin-off from Credit Suisse First Boston. Mr. Patterson also serves as a director of Broadpoint Gleacher Securities Group, Inc., FlagStar Bancorp, Inc. and Allied World Assurance Company Holdings, LTD. Mr. Patterson previously served on the board of Thornburg Mortgage, Inc. Mr. Patterson's many years of financial markets experience have given him invaluable expertise in corporate financial strategy and mergers and acquisitions that, among other attributes, led the Board to conclude that he should be nominated as a director again.

        Jurriaan van der Schee, 33, has served as a director since December 9, 2009. Mr. Van der Schee is a member of the Restricted Stock Committee. Mr. Van der Schee is currently Head of the London office of MatlinPatterson Advisors (Europe) LLP. Previously Mr. Van der Schee held positions at Providence Equity partners and Goldman Sachs. Mr. Van der Schee's expertise in corporate financial strategy and mergers and acquisitions, and his distinctive European perspective, among other attributes, led the Board to conclude that he should be nominated as a director.

Executive Officers

Name	Age	Office	Period Held
Veronica M. Hagen	64	Chief Executive Officer	2007 - present
		President and Chief Executive Officer, Sappi Fine Paper North America	2004 - 2007
		Chief Customer Officer, Alcoa Inc.	2003 - 2004
Michael W. Hale	60	Executive Vice President & Chief Operating Officer	2007 - present
		Vice President & General Manager, U.S. Nonwovens	2003 - 2007
Dennis E. Norman	35	Executive Vice President & Chief Financial Officer	2009 - present
		Vice President, Strategy and Corporate Development	2008 - 2009
		Vice President, Strategic Planning and Communication	2003 - 2008

Information About the Board of Directors

        The Board held 19 meetings (exclusive of committee meetings and update teleconferences) during fiscal 2009. The Board has established a Compensation Committee, an Audit Committee, a Nominating and Corporate Governance Committee, a Restricted Stock Committee, and a Capital Projects Committee. The functions and current members of these committees are noted below. Each current member of the Board then in office attended 75% or more of the Board meetings and any meetings of committees held during fiscal 2009, except for Mr. Van der Schee, who was appointed on December 9, 2009, and attended one of two meetings following his appointment. We encourage our directors to attend the Annual Meeting. All directors then in office attended our 2009 annual meeting of stockholders.

        Compensation Committee.    The Compensation Committee of the Board currently consists of Ms. Fessenden (Chair) and Mr. Hewitt. The Compensation Committee, among other duties, establishes, approves, and reviews our executive compensation strategy and the individual elements of total compensation for our executive officers. The Compensation Committee also reviews and recommends to the Board the compensation program for non-employee directors. The Board has adopted a Compensation Committee Charter that can be found on the Investor Relations page of our website (www.polymergroupinc.com). Pursuant to its charter, the Compensation Committee may delegate its authority and responsibilities to such of its members or subcommittees as the Compensation Committee deems appropriate. The Compensation Committee met six (6) times during fiscal 2009. All members of the Compensation Committee are independent under the rules and regulations of the Securities and Exchange Commission ("SEC") and New York Stock Exchange ("NYSE").

        Audit Committee.    The Audit Committee of the Board currently consists of Messrs. Ovenden (Chair), Hewitt and Hall (inactive as a committee member from November 16, 2009 to April 9, 2010 while serving initially as Interim CFO and then as Interim CAO). The Audit Committee, among other duties, employs the independent auditors, pre-approves all services performed by the independent auditors, reviews our internal and external financial reporting, reviews the scope of the independent audit, considers comments by the auditors regarding internal controls and accounting procedures and management's response to those comments, reviews services provided by the independent auditors and other disclosed relationships as they bear on the independence of the independent auditors, and reviews reports and disclosures of insider and affiliated party transactions. The Board has adopted an Audit Committee Charter that can be found on the Investor Relations page of our publicly available website (www.polymergroupinc.com). The Audit Committee held eight (8) meetings during fiscal 2009. The Board has determined that Mr. Ovenden is the "audit committee financial expert" serving on the Audit Committee within the meaning of applicable SEC rules and regulations. All members of the Audit Committee are independent within the meaning of the NYSE listing standards and meet the requirements of SEC Rule 10A-3 applicable to Audit Committee members.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee (the "Nominating Committee") currently consists of Ms. Fessenden (Chair) and Mr. Patterson. The Nominating Committee, among other duties, assists the Board by identifying individuals qualified to become Board members, recommends individuals to the Board for nomination as members of the Board and its committees, leads the Board in its annual review of the Board's performance, and develops and recommends to the Board a set of corporate governance guidelines applicable to us. The Board has adopted a Nominating and Corporate Governance Committee Charter and Nominating and Corporate Governance Guidelines that can be found on the Investor Relations page of our website (www.polymergroupinc.com). The Nominating Committee held four (4) meetings during fiscal 2009.

        A stockholder who wishes to recommend a prospective nominee for the Board should notify our Secretary in writing and include such supporting material the stockholder considers appropriate in compliance with our Amended and Restated By-Laws. The Nominating Committee will review the stockholder's submission and will make a recommendation to the Board as to whether the Board should consider nominating any person nominated by a stockholder pursuant to the provisions of our Amended and Restated By-Laws relating to stockholder nominations and consistent with the restrictions of the 2003 Shareholders Agreement and the 2009 Shareholders Agreement.

        Once the Nominating Committee has identified a prospective nominee, it makes an initial determination whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Nominating Committee with the recommendation of the prospective candidate, as well as the Nominating Committee's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need to fill Board vacancies, or expand the size of the Board or otherwise restructure the Board, and the likelihood that the prospective nominee's background and personal experience would compliment and serve as an appropriate balance for the Board and that the prospective nominee can satisfy the Board criteria described below. If the Nominating Committee determines that additional consideration is warranted, it evaluates the prospective nominee against certain standards and qualifications, including, the qualifications for directors set forth in the Nominating and Corporate Governance Guidelines and such other factors as it deems appropriate. These other factors may generally include judgment, skill, diversity, experience of the candidate, the interplay of the candidate's experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

        As part of the Nominating Committee's assessment of a prospective director nominee's skill, experience, knowledge and judgment, the Committee considers diversity of background and personal experience. In this context, diversity may encompass a director nominee's race, ethnicity, national origin, gender, geographic residency, educational and professional history, community or public service, expertise or knowledge base and/or other tangible and intangible aspects in relation to the personal characteristics of current directors and other prospective director nominees. The Nominating Committee does not have a formal policy specifying how such diversity of background and personal experience should be applied in identifying or evaluating director nominees, and a nominee's background and personal experience, while important, does not necessarily outweigh other attributes or factors the Committee may consider. However, a director nominee's background and personal experience is an important factor in the Committee's identification and evaluation process to help ensure that the Board remains sensitive and responsive to the needs and interests of our various stakeholders.

        The Nominating Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Board, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating Committee makes its recommendation to the full Board, which is responsible for making the final determination as to nominees.

        Restricted Stock Committee.    The Restricted Stock Committee currently consists of Messrs. Patterson and Van der Schee. The Restricted Stock Committee was established to make decisions under our 2004 Restricted Stock Plan, as amended, which allows for grants of restricted stock to our directors.

        Capital Projects Committee.    The Capital Projects Committee currently consists of Messrs. Hall (Chair) and Ovenden and Ms. Fessenden. The Capital Projects Committee was established to assist and advise management on development and review of significant capital projects and successful deployment of our capital resources. The Capital Projects Committee held three (3) meetings during fiscal 2009.

        The Board's Role in Risk Oversight.    Our Board exercises independent and effective oversight of risk management on behalf of our stakeholders. The Board's role includes oversight responsibility for the effectiveness of the Company's enterprise risk management process that monitors and manages key business risks that the Company faces and the steps management has taken to monitor and control such exposures. Our CEO, and other members of management, as appropriate, reports regularly to the Board on the risks that we face. In addition, the Board committees oversee risks in the various functions they serve as described in this section.

        Board Leadership Structure.    At least annually, the Board leadership structure is reviewed to ensure that it is appropriate to optimize Board performance. Board leadership structure may vary, depending on the circumstances facing the Board and the Company at any given time. We require a minimum of three directors to be independent, non-Management Directors who meet the criteria for independence required by NYSE. In addition, any new directors must meet the independence requirement until a majority of Independent Directors has been achieved. No more than two employee directors may serve on the Board.

        Mr. Hewitt serves as Chairman of the Board and our CEO, Ms. Hagen, serves as a member of the Board. In light of the significant stock ownership of MatlinPatterson and Grupo Corimpa (as described in "Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters" below) and the requirements of the 2003 and 2009 Shareholders Agreements, the Board believes that separating the roles of Chairman and CEO is appropriate for the Company at this time. Although these positions are currently separate, we have no predetermined policy as to whether the roles of the CEO and Chairman should remain separated in the future. The Board remains free to make this choice in the manner it judges most appropriate for the Company at any given point in time. If the Board decides to merge the roles of CEO and Chairman, our Nominating and Corporate Governance Guidelines call for the designation of a lead independent director.

        Director Independence.    The Nominating Committee reviewed director independence in April 2010. During this review, the committee relied on the Nominating and Corporate Governance Guidelines and considered, among other things, transactions and relationships between each director or any member of his or her immediate family and us and our subsidiaries and affiliates. The committee also considered transactions and relationships between directors or their affiliates and members of the Company's senior management and or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. Disclosure must include any transactions, relationships or arrangements (other than related party transactions) considered by the Board under the applicable independence definitions when determining that the directors are independent.

        As a result of this review, the Board affirmatively determined that, of the directors nominated for election at the Annual Meeting, Messrs. Cavallé, Hall, Hewitt, and Ovenden and Ms. Fessenden are independent of the Company and our management within the meaning of the applicable rules and regulations of the SEC and NYSE. Messrs. Van der Schee and Patterson are considered non-independent outside directors because of their affiliation with MatlinPatterson Global Advisers LLC, an affiliate of our controlling stockholder. Ms. Hagen lacks independence because she is an executive officer of the Company. Mr. Hall became non-independent in 2009 due to his service as Interim CFO from November 16, 2009 through December 9, 2009 and because he served as our Interim CAO from December 9, 2009 to April 9, 2010. Upon conclusion of these interim assignments, Mr. Hall returned to his previously held independent status.

Stockholder Communication with the Board of Directors

        Stockholders and other parties interested in communicating directly with the Chairman of the Board or with the directors as a group may do so by writing to Chairman, Polymer Group, Inc., 9335 Harris Corners Parkway, Suite 300, Charlotte, North Carolina 28269. Our Secretary will regularly forward to the Board a summary and copies of all such correspondence that, in his opinion, deals with the functions of the Board or committees or otherwise requires their attention. Directors may at any time review a log of all correspondence that we receive that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Audit Committee and handled in accordance with procedures established by the Audit Committee.

Role of Compensation Consultant

        The Compensation Committee has not engaged a compensation consultant to make compensation recommendations or to assist in the determination of executive or director compensation. Management engaged Towers Watson to provide compensation consultant services in 2009, to review our compensation program, and to provide access to its proprietary database of anonymous subscriber compensation data. During fiscal 2009, management also provided the Compensation Committee with CEO compensation data prepared by the consulting firms of Watson Wyatt and Equilar. Management further engaged Towers Watson in 2009 through 2010 to provide executive compensation expertise, best practices and to facilitate the negotiation of certain compensation technical aspects of the new executive employment agreement between PGI and our CEO, Ms. Hagen, entered into on March 31, 2010. In early 2010, Equilar was also engaged to provide competitive market information regarding long-term stock incentive programs. For more details see "Compensation Discussion & Analysis" section below.

Compensation Committee Interlocks and Insider Participation

        The members of our Compensation Committee are Ms. Fessenden (Chair) and Mr. Hewitt. From the beginning of our last fiscal year to present, none of these Compensation Committee members served as officers or employees of the Company. In addition, none of our executive officers served on the compensation committee or board of a company that employed any of our current Compensation Committee members or members of our Board.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires our officers, directors and persons who beneficially own more than ten percent of a registered class of the Company's equity securities to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater-than-ten percent beneficial owners are also required to furnish us with copies of all Section 16(a) forms they file.

        Based solely upon a review of the copies of such forms furnished to us, or written representations that no such filings were required, we believe that during the period from January 4, 2009 through January 2, 2010, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten percent beneficial owners were complied with.

Audit Committee Report

        The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended ("Securities Act"), or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

        The charter of the Audit Committee specifies that the purpose of the Committee is to assist the Board in its oversight of:

  •
  the integrity of our financial statements;

  •
  our compliance with legal and regulatory requirements;

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  the qualifications and independence of our independent auditors; and

  •
  the performance of our internal audit function and the independent auditors.

        In carrying out these responsibilities, the Audit Committee, among other things:

  •
  oversees the preparation of quarterly and annual financial reports and earnings press releases by our management;

  •
  supervises the relationship between us and our independent auditors, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; and approving all non-audit services;

  •
  evaluates and confirms the independence of the independent auditors;

  •
  oversees management's implementation and maintenance of effective systems of internal controls over financial reporting and disclosure controls; and

  •
  reviews our policies and procedures regarding compliance with our Code of Conduct and Business Principles and applicable laws and regulations, including our procedures for handling complaints.

        The Audit Committee met eight (8) times during fiscal 2009. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee's meetings include, at least annually, separate executive sessions with management, internal auditors and the independent auditors.

        As part of its oversight of our financial statements, the Audit Committee reviews and discusses with both management and our independent auditors all annual and quarterly financial statements prior to their issuance. During fiscal 2009, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure matters with the Audit Committee. The Audit Committee has discussed with the independent auditors the matters required to be discussed pursuant to Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380) and as adopted by the PCAOB in Rule 3200T, including an overview of the plan, scope, and timing of the audit, the quality of our accounting principles, the representations that have been requested from management, the reasonableness of significant judgments and estimates and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Grant Thornton LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letters from Grant Thornton LLP to the Audit Committee pursuant to PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence).

        In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal controls over financial reporting and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of our internal control system and our compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

        Taking all of these reviews and discussions into account, the undersigned Audit Committee members recommended to the Board that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended January 2, 2010, for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors
James A. Ovenden, Chair William B. Hewitt Keith B. Hall (inactive as a committee member from November 16, 2009 through April 9, 2010 while serving as Interim CFO and Interim CAO)

Independent Public Accountants

        Grant Thornton LLP audited our consolidated financial statements for the fiscal years ended January 3, 2009 and January 2, 2010. The decision to engage Grant Thornton LLP was made by the Audit Committee in accordance with its Charter. We expect representatives of Grant Thornton LLP to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

        The following table sets forth the aggregate fees of Grant Thornton LLP for 2008 and 2009, as well as all "out of pocket" costs incurred in connection with their services. The nature of the services provided in each category is described in the notes to the table.

	Grant Thornton LLP
	Fiscal 2008	Fiscal 2009
Audit Fees(1)	$1,873,136	$2,014,218
Audit-Related Fees(2)	8,700	317,636
Tax Fees(3)	0	0
All Other Fees(4)	0	0

(1)
Audit Fees consist of fees billed or expected to be billed for the fiscal years ended January 3, 2009 and January 2, 2010 related to (i) professional services rendered for the audit of our annual financial statements, (ii) reviews of our unaudited quarterly financial statements, (iii) the audit of our internal control over financial reporting, (iv) statutory audits, and (v) other documents filed with the SEC.

(2)
Audit-Related Fees consist of assurance and related services which include due diligence services related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, services rendered for the audit of the Company's employee benefit plans, advice as to the preparation of statutory financial statements, and consultation concerning financial accounting and reporting standards not classified as audit fees.

(3)
Tax Fees consist of professional services rendered for tax compliance, tax advice and tax planning.

(4)
All Other Fees consist of services rendered, other than for the services described under the headings "Audit Fees," "Audit-Related Fees" and "Tax Fees" above.

        All audit-related services were pre-approved by the Audit Committee, which concluded that the provision of such services by Grant Thornton LLP was compatible with the maintenance of the independence of the firm in the conduct of its auditing functions. The Audit Committee's Audit Policies provide for pre-approval of all audit, audit-related, tax and other fees and, in addition, individual engagements must be separately approved. These policies authorize the Audit Committee to delegate to one or more of its members with pre-approved authority regarding permitted services.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

        The following information with respect to the outstanding shares of voting securities of the Company beneficially owned by each director and nominee for director of the Company, the named executive officers in the "Summary Compensation Table" in the "Executive Compensation" section of this Proxy Statement, all beneficial owners of more than five percent of each class of Common Stock known to the Company and the directors and executive officers as a group is furnished as of March 26, 2010, except as otherwise indicated.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class
Class A Common Stock	MatlinPatterson Global Opportunities Partners, L.P.	13,596,921	(3)	64.3
	520 Madison Avenue
	New York, New York 10022
	Mark R. Patterson	13,596,921	(4)	64.3
	520 Madison Avenue
	New York, New York 10022
	Jurriaan van der Schee	13,596,921	(4)	64.3
	3 St. James's Square
	London, SW1Y 4JU UK
	James D. Bennett	1,071,165	(5)	5.1
	2 Stamford Plaza
	Suite 1501
	281 Tresser Boulevard
	Stamford, Connecticut 06901
	Carlos P. Cavallé	—		*
	Elizabeth A. Fessenden	14,341		*
	Veronica M. Hagen	306,724		*
	Michael W. Hale	76,918		*
	Keith B. Hall	20,875		*
	William B. Hewitt	35,938		*
	Robert J. Kocourek	62,385	(6)	*
	Dennis E. Norman	20,578		*
	James A. Ovenden	30,670		*
	All directors and executive officers as a group (11 Persons)	15,236,515		72.1
Class B Common Stock	Carlos P. Cavallé	—		*
	Elizabeth A. Fessenden	—		*
	Veronica M. Hagen	—		*
	Michael W. Hale	—		*

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
	Keith B. Hall	—	*
	William B. Hewitt	—	*
	Robert J. Kocourek	—	*
	Dennis E. Norman	—	*
	James A. Ovenden	—	*
	Mark R. Patterson	—	*
	Jurriaan van der Schee	—	*
	All directors and executive officers as a group (11 Persons)	—	*
Class C Common Stock	Carlos P. Cavallé	—	*
	Elizabeth A. Fessenden	—	*
	Veronica M. Hagen	—	*
	Michael W. Hale	—	*
	Keith B. Hall	—	*
	William B. Hewitt	—	*
	Robert J. Kocourek	—	*
	Dennis E. Norman	—	*
	James A. Ovenden	—	*
	Mark R. Patterson	—	*
	Jurriaan van der Schee	—	*
	All directors and executive officers as a group (11 Persons)	—	*

*
Percentages less than one percent are denoted by an asterisk.

(1)
Unless otherwise indicated, the address for the beneficial owners included in the table is as follows: c/o Polymer Group, Inc., 9335 Harris Corners Parkway, Suite 300, Charlotte, NC 28269.

(2)
Each holder has sole voting and investment power with respect to the shares listed unless otherwise indicated. Shares of Common Stock subject to options exercisable within 60 days of March 26, 2010 include, for our COO, Mr. Hale, a total of 12,500 exercisable options and for our CFO, Mr. Norman, 5,000 exercisable options.

(3)
This information is based solely on a Form 13D/A filed by MatlinPatterson and certain of its affiliates on December 4, 2009. MatlinPatterson and certain of its affiliates share both voting and dispositive power over the shares. MatlinPatterson is a party to the 2003 Shareholders Agreement and 2009 Shareholders Agreement, each of which provide for certain voting agreements regarding election of directors. MatlinPatterson disclaims beneficial ownership of shares of Common Stock owned by the other parties to the shareholders agreements.

(4)
Mr. Patterson is Chairman of MatlinPatterson Global Advisers LLC and Mr. Van der Schee is a Principle in Matlin Patterson Advisors (Europe) LLP and may be deemed to beneficially own the shares owned by MatlinPatterson and certain of its affiliates.

(5)
This information is based solely on a Form 13G/A filed January 27, 2010 by James D. Bennett and certain associated entities.

(6)
Mr. Kocourek resigned as our CFO effective November 15, 2009 and his resignation from the Company as a senior advisor to the CEO was effective April 16, 2010.

 EXECUTIVE COMPENSATION

I.    Compensation Discussion and Analysis ("CD&A")

        This CD&A provides a summary of compensation policies and decisions that we made in fiscal 2009 for our named executive officers, who are our CEO, CFO and Chief Operating Officer ("COO"). This CD&A should be read together with the compensation tables and related footnotes and narratives that appear in Section III below.

        The CD&A is organized as follows:

  A.
  Compensation Philosophy

  B.
  Elements of Compensation

  C.
  Certain Accounting and Tax Considerations

A.    Compensation Philosophy

        The Compensation Committee of the Board of Directors is responsible for establishing, approving, and reviewing our employee and executive compensation strategy. The Compensation Committee has determined that our compensation programs, including those for our executive officers, should be grounded in the following objectives:

  •
  provide an externally competitive and internally equitable base salary and other current compensation necessary to attract, retain and motivate highly qualified executives who possess the skills and talent required for our success;

  •
  compensate executives in recognition of new responsibilities or new positions and motivate each executive to perform at the highest level;

  •
  encourage executive performance to fulfill our annual and long-term business objectives and strategy by balancing short-term and long-term compensation; and

  •
  provide variable compensation opportunities based on our performance and align executive compensation with the interests of stockholders through long-term equity compensation programs.

        To achieve these objectives, we implement and maintain compensation plans and policies to ensure that executive compensation is fair, reasonable, competitive, and rewards our executives' contributions to our overall short-term and long-term growth as follows:

  •
  short-term compensation elements, which may include: base salary, cash payouts under annual incentive plans, equity awards that vest upon granting of the award, and other annual compensation, including perquisites; and

  •
  long-term compensation elements, which may include: grants of restricted stock, restricted stock units, and stock options that vest over a prescribed service period or upon the achievement of annual financial performance targets, and benefits provided under retirement plans and termination agreements.

        To deliver many of these compensation elements, we maintain four incentive compensation plans for employees, including our executive officers, that are described below: the Short-Term Incentive Compensation Plan (the "Annual Incentive Plan"), the 2003 Stock Option Plan (the "2003 Option Plan"), the 2005 Employee Restricted Stock Plan (the "2005 Stock Plan"), and the 2008 Long-Term Stock Incentive Plan (the "2008 Stock Plan"). Each of these plans was approved by the stockholders (both at inception and as each may have been amended and restated) and is administered by the Compensation Committee. We also maintain the 2004 Restricted Stock Plan for Directors (the "2004

Restricted Plan"). Through the 2004 Restricted Plan, we may grant equity awards to directors, including employee-directors. This plan was approved by our stockholders (at inception and as amended) and is administered by the Restricted Stock Committee.

        The compensation levels provided under these compensation plans vary based on the relative management experience, leadership and sustained high performance of each executive officer. The compensation plans also link each executive officer's earnings opportunity with our financial performance based on various pre-determined financial and operating targets such as earnings before interest, taxes, depreciation, amortization, and other non-recurring charges, as specifically defined ("EBITDA"), working capital, expense control, return on net assets, free cash flow, and safety performance, as set forth in greater detail below.

        The Compensation Committee regularly reviews our compensation plans to ensure that pay levels and the elements of compensation are consistent with our compensation philosophy. The goals of our compensation plans and compensation policies are generally to create a meritocracy by considering individual performance and contribution and to invest in future potential in every aspect of compensation. Compensation structures are designed to deliver median compensation when median performance is achieved at the individual, operating unit, or corporate level. When superior performance is achieved, the compensation structures will deliver above median compensation. To this end, in fiscal 2009 we began implementing a common set of salary bands (levels) and titling conventions to deliver internal equity, and a consistent link to the external market competitiveness for certain salaried employees, including our executive officers, based on meritocracy where, over time, each employee's pay evolves to match their level of performance and contribution. We have so far begun implementing this process at our corporate headquarters and our operating units in the United States, China, Mexico, and Colombia. We will implement this process with the rest of our business units in the future. The executive officers' fiscal 2009 salary compensation was not impacted by these new salary bands; however, due to these new titling conventions, Mr. Hale's title was changed to Executive Vice President & Chief Operating Officer (from Vice President & Chief Operating Officer) and Mr. Norman's title was changed to Executive Vice President & Chief Financial Officer (from Vice President & Chief Financial Officer).

B.    Elements of Compensation

        As described in greater detail below, each element of compensation serves a different specific need. Base salary provides a known amount of compensation on a regular basis for executive performance that is at an acceptable level. Base salary also reflects the executive officer's position in the corporate hierarchy, which is primarily based on their scope of responsibility, relative value to the Company, and long-term potential. Merit-based increases to base salary are granted (typically within a range of 0 to 6%) to reflect the executive officer's service and performance during the prior year. Base salary is normally not reduced. The Annual Incentive Plan, when offered, provides payouts based on the achievement of our financial and operating performance objectives, which includes a modifier for significant personal performance. Equity awards that vest immediately upon the grant date provide the executive officer with a vested interest in our future success. Equity awards that contain performance or multi-year service vesting schedules are intended to motivate the executive officer to remain with us over the long term and provide performance that is aligned with stockholder interests. Material increases for executive officers' compensation typically happen in three situations: when performance is so outstanding that the Compensation Committee, at the CEO's recommendation, awards a cash payout and/or special equity award; when market salary survey data indicates a disparity; or when there is an internal disparity in levels of executive compensation considering the executive officer's relative responsibilities and experience.

        We generally do not use formalized benchmarking criteria nor do we benchmark compensation to designated peer companies when determining compensation. However, in early 2010, for long-term stock incentive planning purposes we accessed Equilar's database to gather competitive market information available for the long-term stock incentive plans of a group of companies consisting of Buckeye Technologies Inc., Cyberonics Inc., Elizabeth Arden Inc., Headwaters Inc., Innophos Holdings Inc., Interface Inc., Kapstone Paper & Packaging Corp., LSB Industries Inc., Myers Industries Inc., Spartech Corp., Titan International, Inc., and Wausau Paper Corp. There is limited publicly available executive compensation information from peer companies in our industry, which are generally privately owned or are subsidiaries of multinational corporations. As a result, we selected these U.S.-traded companies as peers due to their similarities in terms of our capitalization structure, market capitalization, debt/capital ratio, annual revenue and number of employees. This analysis yielded information on overall long-term stock incentive plan metrics and specific information on CEO, COO and CFO positions. To assist us with gauging our current compensation competitive market position, management also retained Towers Watson to provide us with access to their proprietary database of anonymous subscriber compensation. This database was compiled using a filtered search of compensation data from anonymous company subscribers in multiple industry sectors combined with a certain level of regression analysis. Using these databases, along with other sources as noted in this CD&A, we are able to compare our compensation practices to a pool of companies with revenues comparable to ours. We monitor markets frequently (at least annually) to ensure we have responsive and cost-effective program changes.

        Our compensation decisions are also influenced by the general status of global economic activity. In times of uncertain global economic activity, our short-term and long-term financial planning are impacted. This activity may cause us to be more conservative in our compensation decisions to manage employment stability and profitability in the face of uncertain economic conditions. As noted in greater detail in the CD&A sections below, global economic conditions in fiscal 2009 and 2010 have impacted our compensation decisions, which decisions may not otherwise have been made in times of relative economic stability.

        The compensation decisions for fiscal 2009 are summarized in the compensation tables in Section III (below) and discussed in the sections directly below, which are organized as follow:

  1.
  Current Compensation

  •
  Base salary

  •
  Payouts under the Annual Incentive Plan

  •
  Perquisites and other personal benefits

  2.
  Long-term Incentive Compensation

  •
  Grants under the 2003 Option Plan

  •
  Grants under the 2005 Stock Plan

  •
  Grants under the 2008 Stock Plan

  •
  Carryover of incentives in the event that performance targets under the 2003 Option Plan and 2005 Stock Plan are not initially achieved

  3.
  Retirement Benefits

  4.
  Termination Benefits

1.    Current Compensation

  (i)    Base Salary:

        Executive officer salary levels are designed to compete for executive talent in the marketplace and are negotiated at the time of initial employment or promotion. Base salaries are established based on a consideration of the following variables: the scope of individual responsibilities, relative value compared with our other executives, experience, such market factors as the general status of the U.S. and international labor market and economies, previous employer compensation, salary surveys and market intelligence available in relevant publications and from our compensation consultant resources, and the experiences of our Compensation Committee and management.

        Base salaries are reviewed at least annually, including the executive officers, typically during the first quarter. During this time, our CEO conducts executive performance reviews by identifying accomplishments and areas of strength and development based on performance during the prior year. Our CEO then recommends salary adjustments to the Compensation Committee based on these performance reviews. Salary decisions for the CEO, in turn, are determined annually by the Compensation Committee after conducting a review of the CEO's performance in the prior year and after consultation with the Board, excluding Ms. Hagen. The CEO's performance and salary adjustments also consider the terms of the Executive Employment Agreement between the Company and Ms. Hagen which, for fiscal 2009, was subject to the Executive Employment Agreement effective April 23, 2007 to April 22, 2010 (the "2007 CEO Agreement"). On March 31, 2010, we entered into a new Executive Employment Agreement with Ms. Hagen with a term of April 23, 2010 until April 22, 2013, unless terminated earlier in accordance with its provisions (the "2010 CEO Agreement"), the details of which are discussed in this CD&A and the "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table" below.

        Merit-based salary changes, if available, are typically made during the Company's first quarter. For fiscal 2009, due to global economic uncertainties we decided during our 2009 annual budget process to delay merit-based salary changes until July 6, 2009, the start of the Company's third quarter. For fiscal 2010, due to continued economic uncertainties in the first quarter, we decided during our 2010 annual budget process to delay merit-based salary changes until April 4, 2010, the start of our second quarter. Both of these delays applied to all employees, including our executive officers, and were not retroactive for the period of delay. These delays did not apply to those employees around the world where the Company has pre-existing legal obligations and management commitments. The reason for the delays was not based on individual employee performance, but was intended for the Company to manage employment stability and profitability during this period of global economic uncertainty.

        For our CEO, Ms. Hagen, in fiscal 2009 the Compensation Committee approved a $36,010 (approximately 5%) base salary increase from $689,000 to $725,010 which began July 6, 2009. For fiscal 2010, the Compensation Committee approved a $40,014 (approximately 5.5%) base salary increase from $725,010 to $765,024 which began April 4, 2010. These decisions were based on the merits of Ms. Hagen's personal performance in connection with her respective prior year annual performance reviews and a review of CEO market trends. As part of this review, in addition to the variables that were considered and identified in this CD&A above, management provided the Compensation Committee with additional market CEO compensation data prepared by the consulting firms of Watson Wyatt and Equilar. This additional information was intended to assist the Compensation Committee understand current CEO salary trends and did not benchmark specific peer companies for the reasons stated in this CD&A above. Ms. Hagen's salary is subject to review annually by the Board under the 2010 CEO Agreement.

        As recommended by our CEO, and approved by the Compensation Committee, salary adjustments were made for our CFO and COO for fiscal years 2009 and 2010 as set forth below.

        For our former CFO, Mr. Kocourek, in fiscal 2009 his base salary as CFO was increased 3.6% ($12,960) in addition to a $10,000 base salary adjustment, resulting in an increase in his base salary from $360,000 to $382,960, which began July 6, 2009. This decision was based on the merits of Mr. Kocourek's personal performance in connection with his 2008 annual performance review in his role as CFO. This increase in fiscal 2009 recognized the additional responsibilities that Mr. Kocourek assumed as CFO (as of April 10, 2008) along with CFO base salary market trends. Mr. Kocourek's employment ended on April 16, 2010 pursuant to a Separation Agreement (see "Termination Benefits" below). Mr. Kocourek resigned as our CFO effective November 15, 2009 and remained as senior advisor to our CEO until April 16, 2010, during which time he assisted with the transition of his responsibilities. Mr. Kocourek continued to receive his base salary while serving as a senior advisor until April 16, 2010.

        The Board appointed Mr. Hall, a member of the Board, Interim CFO on November 16, 2009 following Mr. Kocourek's resignation notice. Mr. Hall served as Interim CFO at the discretion of the Board until December 8, 2009, after which time he served as our Interim CAO from December 9, 2009 to April 9, 2010. For his services as Interim CFO and Interim CAO, Mr. Hall was paid $25,000 per month and received a grant of 12,500 shares of restricted stock under the Company's 2004 Restricted Plan.

        Mr. Norman became our CFO on December 9, 2009 by appointment of the Board. Mr. Norman's initial annual base salary was set at $309,998. Mr. Norman previously served the Company as Vice President, Strategic Planning and Communication and his base salary was $214,032 at the time of his promotion to CFO. His base salary was increased upon his promotion. On April 4, 2010, Mr. Norman's salary was increased 3% to $319,306 as part of his annual performance review based on the merits of his personal performance in connection with his 2009 annual performance review in his role as CFO. These increases also recognized the additional responsibilities that Mr. Norman assumed as CFO along with base salary CFO market trends.

        Mr. Hale, our COO, received a 3.6% ($13,479) base salary increase in fiscal 2009 resulting in an increase in his base salary from $374,426 to $387,894 beginning July 6, 2009. This decision was based on the merits of Mr. Hale's personal performance in connection with his 2008 annual performance review. On April 4, 2010, Mr. Hale's salary was increased 5.7% to $410,038 based on the merits of his personal performance in connection with his 2009 annual performance review in his role as COO and base salary COO market trends.

        Please see the "Summary Compensation Table" in Section III below for more detail regarding executive officer salary compensation.

  (ii)    Payouts under the Annual Incentive Plan:

        Our Annual Incentive Plan is designed to reward our employees, including our executive officers, for achieving our annual financial and operating goals that are critical to our success and that are aligned with the interests of our stockholders. At the beginning of each fiscal year, the Compensation Committee, working with the Board and management, sets annual goals. These goals influence performance-based compensation under our Annual Incentive Plan and other long-term equity-based incentive elements of our compensation plans, as discussed in the sections below, including vesting of previously granted stock options and restricted stock where vesting is subject to our achieving annual financial performance targets under our 2003 Option Plan, 2005 Stock Plan, and 2008 Stock Plan.

        For fiscal 2008, the Annual Incentive Plan was revised over the prior year to update the financial goals for EBITDA and working capital performance, remove the expense control factor, and to add a component related to our safety performance (the "2008 Annual Incentive Plan"). We also included a modifier to recognize significant individual performance, whether positive or negative, that could result in an additional increase to as much as 125% of its calculated amount or decreased to zero. As in prior years, consolidated EBITDA remained the most significant Annual Incentive Plan measure for our employees and executive officers. For each financial goal there was established a minimum threshold, a target level of performance and a maximum level of performance from which payouts were determined. For fiscal 2008, we increased the consolidated EBITDA target level to $136.0 million, with a minimum threshold of $125.6 million and a maximum level of $149.0 million. The changes in EBITDA levels for 2008 were intended to encourage and reward our continued growth and financial performance. The new safety goal was added to emphasize the broad-based importance of health and safety in the workplace. The 2008 Annual Incentive Plan provided target bonus percentages of 100% of base salary for the CEO and 50% for the other executive officers. We provided our CEO a higher bonus potential due to her leadership role in the Company, consistency with CEO compensation market trends, and compliance with the 2007 CEO Agreement.

        In fiscal 2009, our executive officers were eligible to receive payouts under the 2008 Annual Incentive Plan because we partially achieved our fiscal 2008 targets. Our EBITDA result fell below the minimum threshold EBITDA target and, as a result, no compensation was paid for this element of the 2008 Annual Incentive Plan. We did, however, exceed targeted performance for both working capital and safety goals. As a result, the executive officers were eligible to receive 70% of their overall targeted payout. The Compensation Committee did not use its discretion to adjust payouts up or down with the personal performance modifier primarily because the personal performance of our executive officers was in line with expectations.

        In March 2009, in an effort to preserve cash flow, increase management ownership, retire debt and maximize non-cash charges, we offered the executive officers, senior management, and certain employees the option to take all, or a portion, of their eligible 2008 Annual Incentive Plan payout in the form of restricted stock rather than cash. The Board amended the Annual Incentive Plan to allow for the possibility of voluntary cash payouts exchanged for equity-based compensation. The restricted stock awarded (under either the 2005 Stock Plan or the 2008 Stock Plan), in lieu of the cash payout earned, vested on the award date and is subject to a holding restriction of two years from the award date. To incentivize employees to choose the stock-in-lieu-of-cash alternative, the Compensation Committee authorized the award of additional compensation in the form of restricted stock based on the participant's level of participation in the program. For example, if an employee agreed to convert 25% of the employee's cash payout to stock, that employee received an additional restricted stock grant equal to 25% of the value of cash converted. The premium shares vest in pro-rata amounts on the first two anniversary dates of the award date and are subject to the same two year holding restrictions. In fiscal 2009, each of our executive officers elected to receive restricted stock rather than cash in the following amounts: 100% in restricted stock for our CEO, 50% in restricted stock and 50% in cash for our former CFO, and 75% in restricted stock and 25% in cash for our COO. As described above, our executive officers also received additional grant awards as a premium for making these elections.

        For fiscal 2009, the Board accepted the recommendation of management and the Compensation Committee not to establish an Annual Incentive Plan for 2009. This decision affected our executive officers and all other participants in the Annual Incentive Plan, except where legal requirements and commitments dictated otherwise. As noted above, this decision was due to global economic uncertainties and our desire to manage employment stability and profitability during such times. On December 9, 2009, based on our positive results from both an operational and financial perspective despite the uncertain business climate, the Board approved a discretionary bonus awards program to reward selected employees, including the executive officers. These employees were selected based on an assessment of their individual performances and contributions to the Company during fiscal 2009 which impacted the Company's financial results. In an effort to preserve cash flow and to foster retention and performance through the first quarter of fiscal 2010, the first half of the eligible bonus was paid by December 31, 2009 and the second half was paid by April 3, 2010.

        As a result of the discretionary bonus awards for fiscal 2009, our CEO, Ms. Hagen, received two payments for a total bonus amount of $1,218,768. Our CFO, Mr. Norman, received two payments for a total bonus amount of $110,162. Our COO, Mr. Hale, received two payments for a total bonus amount of $249,560.

        For fiscal 2010, as of the date of this Proxy Statement, the Board has not reached a decision with regard to the establishment of an Annual Incentive Plan for 2010.

        Please see the "Summary Compensation Table" in Section III below for detail regarding the payouts to our executive officers under the Annual Incentive Plan for fiscal 2009 and the discretionary bonus awards program for fiscal 2009.

  (iii)    Perquisites and other personal benefits:

        We provide certain executive officers with several perquisites and other personal benefits as additional compensation that the Compensation Committee believes are reasonable and consistent with our overall compensation philosophy. We believe that perquisites should not comprise a significant component of compensation. These benefits are not paid through any formal compensation plan and are paid on a case-by-case basis. Benefits may vary among the executive officers based on business purpose. In certain instances, we may reimburse relocation expenses, pay relocation bonuses and provide tax gross-ups to executives who are required to move to another Company location due to promotions, reorganization or relocation of offices.

        Please see footnote (4) to the "Summary Compensation Table" below for detail regarding the perquisites and other personal benefits received by our executive officers during fiscal 2009. Perquisites were paid in keeping with our compensation philosophies to enhance our ability to attract top-level management and to ensure the retention of key-impact executives. For example, Ms. Hagen in her role as our current CEO received a Company provided vehicle and other disclosed benefits to assist her in the performance of her responsibilities. We believe that our CEO should be eligible to receive these additional benefits due to the position's high level of management responsibility and impact on our financial performance.

2.    Long-term Incentive Compensation

        We award long-term incentive compensation to provide certain employees, including the executive officers, with incentives to contribute to the Company's performance, maximize stockholder value and to enhance the Company's ability to attract, reward and to retain such employees upon whose efforts the Company's success and future growth depends. Other considerations include the executive officer's level in the organization. We believe that equity compensation is a material part of total compensation, with most of the executive officers eligible to receive annual equity compensation equal to, or potentially greater than, 50% of their annual base salary.

        The Compensation Committee also considers the impact of each element of compensation on our financial condition, including the impact on the results of operations and cash flows. For example, equity compensation, whether in the form of restricted shares or stock options, does not require the use of cash funds and, accordingly, is considered a non-cash expense for purposes of defining EBITDA, which is used in evaluating, among other things: (i) compliance with debt covenants in our bank credit facility and (ii) achievement of annual financial performance targets. For this reason, we may combine equity compensation with or as an alternative to compensation requiring cash funds to manage the outlay of cash funds in line with our financial goals. The amount of equity awarded in a given year, if performance-based, is influenced by our financial performance in the prior year, and the determination as to whether any shares vest in a given year may also depend on our financial performance.

        Early in each fiscal year, our CEO will recommend equity awards for the executive officers to the Compensation Committee after the prior year's financial performance is known. The Compensation Committee determines whether a grant will be made to our executive officers in a given year and the size of each grant. There may be other occasions throughout the year when individuals may receive awards based upon a noteworthy event, such as a promotion within the Company. The 2008 Stock Plan provides the Compensation Committee with a broad range of equity-based award types and is the primary plan for equity-based awards of shares of the Company's Class A Common Stock. The Compensation Committee will not make future grants under the 2003 Option Plan or the 2005 Stock Plan without approval of the full Board.

  (i)    Grants under the 2003 Option Plan:

        Stock options awarded under the 2003 Option Plan were intended to give the recipient an opportunity to purchase shares of Class A Common Stock from the Company at a designated exercise price. All options currently outstanding under the 2003 Option Plan provide for an exercise price of $6.00 per share. This price was established in fiscal 2003 in connection with the initial grants under the 2003 Option Plan. We maintained the $6.00 exercise price for subsequent grants, even though the underlying stock was, at the time of grant, trading in excess of $6.00 per share. This provided additional value to the executive officers and an economic benefit consistent with what would have been provided to the executive officers had all of the options been issued at the original grant date.

        No new equity under this plan was awarded in fiscal 2009 because of the Company's decision to use the 2008 Stock Plan as the primary plan for equity awards. Prior grants under the 2003 Option Plan were eligible to vest based on a combination of service and performance. Regarding vesting of previously granted stock options for which achievement of performance targets is required, we did not achieve our minimum threshold financial performance for consolidated EBITDA in fiscal 2008 (see "Payouts under the Annual Incentive Plan" above), which resulted in no vesting of such stock option grants. However, under the 2003 Option Plan, the options that did not vest because of fiscal 2008 performance were carried over for one year to be evaluated for vesting based on consolidated EBITDA performance for fiscal 2009. For fiscal 2009, our financial performance exceeded the consolidated EBITDA target of $120.0 million. As a result, on March 31, 2010, the eligible stock options for both fiscal 2008 and fiscal 2009 vested 100% for our COO, Mr. Hale, and our CFO, Mr. Norman.

        For fiscal 2010, the consolidated EBITDA target for all performance-based vesting under the 2003 Option Plan will be $125.0 million, with a minimum threshold of $115.0 million. For more details regarding the compensation awarded in 2009 under this plan see "Narrative disclosure to summary compensation table and grants of plan-based awards table" below, the "2009 Outstanding Equity Awards At Fiscal Year-End" table and accompanying footnotes below, and Note 14 "Stock Option and Restricted Share Plans" to the Consolidated Financial Statements included in Item 8 of the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

  (ii)    Grants under the 2005 Stock Plan:

        Restricted stock granted under the 2005 Stock Plan vests based on service and on achievement of consolidated EBITDA performance targets (see "Payouts under the Annual Incentive Plan" above). Except for an award to our CEO, Ms. Hagen, pursuant to the 2007 CEO Agreement, no new equity was awarded under this plan in fiscal 2009 because of the Company's decision to use the 2008 Stock Plan as the primary plan for equity awards. For fiscal 2009 performance-based vesting under the 2005 Stock Plan, the threshold and target performance levels and vesting percentages were the same as those used for the 2003 Option Plan described above. As we did not achieve the targeted EBITDA thresholds in fiscal 2008, this resulted in no vesting of the restricted shares subject to performance-based vesting. However, under the 2005 Stock Plan, the shares that did not vest because of fiscal 2008 performance were carried over for one year to be evaluated for vesting based on consolidated EBITDA performance for fiscal 2009. For fiscal 2009, our performance exceeded the consolidated EBITDA target of $120.0 million. As a result, on March 31, 2010, the eligible restricted stock for both fiscal 2008 and fiscal 2009 vested 100% for our CEO, Ms. Hagen, our COO, Mr. Hale, and our CFO, Mr. Norman.

        During fiscal 2009, Ms. Hagen received an award pursuant to the 2007 CEO Agreement and based on fiscal 2008 results. Only the service component of her grant opportunity was awarded. The performance component of her grant opportunity was not awarded because performance in fiscal 2008 was not achieved for either performance measure, Return on Net Assets and consolidated EBITDA. The fiscal 2008 performance measures used for Ms. Hagen were the same ones used for Messrs. Kocourek and Hale under the 2008 Stock Plan described below.

        For fiscal 2010, the consolidated EBITDA target for all performance-based vesting under the 2005 Stock Plan will be $125.0 million, with a minimum threshold of $115.0 million. For more details regarding the compensation awarded in 2009 under this plan, see the "2009 Grants of Plan-based Awards" table and accompanying footnotes below, the "Narrative disclosure to summary compensation table and grants of plan-based awards table" below, the "2009 Outstanding Equity Awards at Fiscal Year-End" table and accompanying footnotes below, and Note 14 "Stock Option and Restricted Share Plans" to the Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

  (iii)    Grants under the 2008 Stock Plan:

        Awards that may be granted under this plan include incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock awards. In some cases, the Compensation Committee may structure a grant of restricted stock, restricted stock units or other stock award as performance-based compensation under Section 162(m) of the Code.

        Awards made to Mr. Kocourek and Mr. Hale in fiscal 2008 included performance-based restricted stock units that were to be settled with a grant of restricted stock if performance targets for fiscal 2008 were achieved. Return on Net Assets and consolidated EBITDA were the performance measures chosen for the awards. Based on fiscal 2008 results, neither target was achieved and the restricted stock units did not vest. As a result, no grants of restricted stock were made in fiscal 2009. These unvested performance-based awards did not carryover to subsequent fiscal years.

        During fiscal 2009, the Compensation Committee approved awards under the 2008 Stock Plan to selected employees viewed as key impact leaders driving profit and cost savings as well as providing change leadership, operational excellence and innovation. The awards to our CFO and COO included service-based restricted stock which vest over a three-year period following the grant date. Additionally, the awards included restricted stock units that were to be settled with a grant of restricted stock if the performance targets for fiscal 2009 were achieved. Operating Free Cash Flow ("OFCF") and consolidated EBITDA were selected as the performance measures for fiscal 2009. The OFCF measure contained a minimum threshold of $56.9 million, a target of $69.0 million and a maximum of $89.9 million. The consolidated EBITDA contained a minimum of $115.0 million, a target of $120.0 million and a maximum of $130.0 million. Based on the results for fiscal 2009, both the OFCF maximum and the consolidated EBITDA maximum were achieved and, given this, participants earned 175% of the targeted performance portion of these awards. As a result, on March 25, 2010 our COO, Mr. Hale, and our CFO, Mr. Norman, earned 175% of the performance portion of these awards and the restricted stock units were settled with a grant of restricted stock, one-third (1/3) of which vested immediately and the remaining two-thirds (2/3) vesting in equal amounts over the subsequent two years.

        The Compensation Committee approved a maximum grant of 100,000 shares for fiscal 2009 to our CEO, Ms. Hagen, pursuant to the terms of the 2007 CEO Agreement based primarily on the performance measures exceeding the maximum levels referenced above. This grant was made in recognition of our fiscal 2009 performance exceeding EBITDA and working capital budgets, improvements in Return on Net Assets ("RONA") and safety. The grant will take place on April 23, 2010 and will vest 25% each year over the next four years based on achievement of performance targets set for each of those years. Pursuant to the 2010 CEO Agreement, the design of Ms. Hagen's long term equity-based performance compensation will be consistent with the design of the other executive officers.

        For fiscal 2010, the same primary performance measures and their weighting will be maintained for all performance-based earning. The OFCF measure will have a minimum threshold of $18.7 million and a target of $42.2 million. The consolidated EBITDA measure will have a minimum of $115.0 million and a target of $125.0 million. If both measures reach those levels, eligible grant recipients, including our executive officers, may earn the following percentages of the performance-based portion of their grants: minimum threshold—50% and target—100%. Performance earning between the threshold, target and maximum will be calculated incrementally on a proportional basis.

        For more details regarding the compensation awarded in 2009 under this plan, see the "2009 Grants of Plan-based Awards" table and accompanying footnotes below, the "Narrative disclosure to summary compensation table and grants of plan-based awards table" below, the "2009 Outstanding Equity Awards at Fiscal Year-End" table and accompanying footnotes below, and Note 14 "Stock Option and Restricted Share Plans" to the Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

        (iv)  Carryover of incentives in the event that performance targets under the 2003 Option Plan and 2005 Stock Plan are not initially achieved:

        Certain awards issued under the 2005 Stock Plan and the 2003 Option Plan contain performance vesting requirements that provide that if performance targets are missed in one year and the award does not vest, the award will remain active in the subsequent year, such that the full vesting shall occur if the performance goals in the subsequent year are achieved. This decision was made to provide flexibility in the achievement of growth strategies. Certain growth opportunities may occur in one year versus the next year, for example, due to a time lag in raw materials cost increases or decreases, cost reduction due to the timing of restructuring plans, etc. If the performance targets are not achieved in the subsequent year, the prior year award is cancelled. For purposes of Board Accounting Standards Codification (ASC) Topic 718 ("ASC 718"), we treat all grants that remain active in a subsequent year as "re-granted" shares for that year. No grants under the 2008 Stock Plan contain carryover provisions.

3.    Retirement Benefits

        In addition to the current and long-term incentive compensation described above, we provide retirement benefits to the executive officers. The amount of retirement benefits provided are designed to attract and retain highly qualified executives and may depend on the retirement plans in place in the region where the executive is employed. We currently provide defined contribution and savings plan benefits to executives in the form of a qualified 401(k) plan in the United States. The executive officers are eligible to receive the same level of matching Company 401(k) contributions as all our employees under this plan. See footnote (5) to the "Summary Compensation Table" below for detailed information regarding this compensation. We do not have a defined benefit plan for any of our executive officers.

4.    Termination Benefits

        We have entered into employment agreements with Ms. Hagen (the 2007 CEO Agreement and 2010 CEO Agreement) that provide specified payments and benefits upon termination of employment and a change in control of the Company. The terms of each employment agreement were negotiated during the course of arms-length negotiations. As part of these negotiations, the Compensation Committee considered the terms of the agreement in light of market trends, other employment agreements entered into by the Company, and other compensation elements paid to Ms. Hagen. This process yielded the amounts payable and the triggering events under these agreements so that they were consistent with our goals to attract, retain and motivate highly qualified executives who possess the skills and talent required for the success of the Company.

        As part of the 2007 CEO Agreement that was in effect until its expiration on April 22, 2010, Ms. Hagen was entitled to payments and benefits upon specified events including termination of employment (with and without cause) and a change in control of the Company. For more details regarding the 2010 CEO Agreement termination benefits, see "Payments Upon Termination and Potential Payments Upon Termination or Change in Control" below.

        Messrs. Hale and Norman have similar benefits available to them under their existing Change in Control Severance Compensation Agreements. Mr. Hale's agreement was entered into on January 23, 2008, expired on December 31, 2009 and a new agreement was entered into on January 7, 2010. Mr. Norman's current agreement was effective December 9, 2009 with his promotion to CFO. Mr. Kocourek's agreement was terminated by his Separation Agreement. Although the components of the termination/change-in-control payments are similar, for example, 24 months of base salary plus the greater of two times current year target bonus or prior year actual bonus due upon termination of employment, the ultimate amounts will vary by executive officer primarily based on their level of salary and awards under the Annual Incentive Plan.

        Each existing agreement for Messrs. Hale and Norman terminates automatically upon the occurrence of a termination of employment for certain matters, including the executive officer's death, disability, attainment of retirement age, and performance-related matters. In the event of a change in control (as defined in each agreement), each agreement is automatically extended to the earlier of (i) one year from the date of the change in control, or (ii) the executive officer's death, disability, or retirement.

        See "Payments Upon Termination and Potential Payments Upon Termination or Change-In-Control" below for a further description of benefits payable under the 2010 CEO Agreement and the Change in Control Severance Compensation Agreements and the Separation Agreement.

C.    Certain Accounting and Tax Considerations

1.    Accounting considerations

        We account for awards issued under the 2003 Option Plan, 2005 Stock Plan and the 2008 Stock Plan in accordance with the provisions of ASC 718. Under ASC 718, establishment of grant dates, vesting provisions, including performance-based vesting, the exercise prices for options, the maturity dates of the equity instruments and assumptions used for estimating fair value under the Black-Scholes methodology could all have a material impact on compensation relating to stock and option awards.

2.    Tax considerations

        Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to each executive officer to $1,000,000 in any given taxable year, unless certain requirements are met. The Compensation Committee has carefully considered the impact of this tax code provision and currently believes that it has structured the compensation plans for the executive officers as necessary in order to maximize the Company's corporate tax deduction without limiting our ability to meet the goals of our compensation system.

        Options issued under the 2003 Option Plan constitute non-qualified options for which the holder will recognize taxable income at ordinary income tax rates at the date of exercise, and we will recognize a tax deduction equivalent to such compensation upon the exercise of the option. The Compensation Committee has considered these impacts and currently believes that it has also structured the 2003 Option Plan in order to maximize our corporate tax deduction without limiting our ability to meet the goals of our compensation system.

        Issuance of awards under the 2003 Option Plan, the 2005 Stock Plan, and the 2008 Stock Plan to our employees, including the executive officers, may require tax payments for value received, even if we do not pay cash to the employee to pay this tax. Shares received upon exercise of non-qualified options under the 2003 Option Plan could result in the participant recognizing taxable income at ordinary income tax rates at the date of exercise. Shares awarded under the 2005 Stock Plan or 2008 Stock Plan, other than those shares awarded with immediate vesting provisions and no sale restrictions, may prohibit the holder from selling such shares until their vested holdings exceed certain compensation-based sale restrictions, until after the passage of time, or until there has been a change in control, as defined in the plan document. Upon vesting of such restricted shares, executive officers are taxed on the fair value of the underlying shares at the vesting date. The executive officer has the option of utilizing personal cash or tendering shares for the payment of such taxes. However, the number of shares which may be surrendered is limited to the minimum statutory withholding as defined by current withholding tax rules. To the extent that such surrender of shares is not adequate to ultimately satisfy all tax liabilities relating to taxable income on the vesting of such shares, the executive officer will incur, and may have to fund with personal resources, additional income tax payments related to such taxable income.

II.    Compensation Committee Report

        The Compensation Committee has reviewed this CD&A and has discussed it with management. Based on this review and discussion, the Compensation Committee recommended that our Board of Directors include the CD&A in our Annual Report on Form 10-K for fiscal 2009 and in our Proxy Statement.

        Submitted by the Compensation Committee of the Board of Directors:

Elizabeth A. Fessenden, Chair
William B. Hewitt

III.    Summary Compensation Table

        The following table presents a summary of compensation for named executive officers for the 2009, 2008 and 2007 fiscal years:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)(3)	Option awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Ms. Hagen	2009	$707,005	$922,921	$615,102	$—	$—	—	$57,116	$2,302,144
Chief Executive	2008	683,000	200,000	271,500	—	478,100	—	43,747	1,676,347
Officer	2007	450,000	450,000	2,136,094	—	—	—	227,238	3,263,332
Mr. Hale	2009	381,160	147,467	299,563	3,201	—	—	15,876	847,267
Executive Vice	2008	371,656	—	130,861	27,788	130,080	—	18,227	678,612
President & Chief	2007	314,812	38,592	17,046	94,389	80,605	—	148,729	694,173
Operating Officer
Mr. Norman(5)	2009	207,039	65,096	90,582	3,209	—	—	13,384	379,310
Executive Vice President & Chief Financial Officer
Former Executive Officers:
Mr. Hall(5)	2009	58,846	—	156,250	—	—	—	106,068	321,164
Former Interim Chief Financial Officer & Former
Interim Chief Accounting Officer
Mr. Kocourek(6)	2009	371,490	—	264,429	1,930	—	—	16,756	654,605
Former Vice President & Chief Financial Officer	2008	325,467	—	239,610	1,715	112,877	—	15,779	695,448

(1)
The total bonus amount for Ms. Hagen in 2007 and 2008, in the amount of $650,000, was guaranteed under the terms of the 2007 CEO Agreement and paid to Ms. Hagen in fiscal 2008 under the Annual Incentive Plan. Bonus amounts for fiscal 2009 include discretionary bonuses paid in December 2009, as well as a pro-rated portion of bonuses awarded in December 2009, subject to service requirements, and paid at the end of the first fiscal quarter of 2010.

(2)
Amounts included for stock and option awards for all periods presented in the accompanying table represent the fair value of all awards based on the fair market value of the award as of the date of grant. In fiscal 2009, we achieved maximum performance targets established for all performance-based awards. As a result, amounts presented in the accompanying table represent compensation at the maximum performance level for fiscal 2009.

  Compensation for stock and option awards is determined in accordance with generally accepted accounting principles pertaining to share-based payments. For a discussion of terms and assumptions regarding the accounting for restricted shares and options, see Note 2 "Accounting Policies and Financial Statement Information" and Note 14 "Stock Option and Restricted Stock Plans" to the consolidated financial statements included in Item 8 to our Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

(3)
Non-equity incentive plan compensation for fiscal 2008 represents amounts paid in April 2009 under the Company's Annual Incentive Plan. In March 2009, the Board of Directors approved a program for certain participants in the Annual Incentive Plan, under which such participants elected to receive all, or a portion, of the cash amounts due under the Annual Incentive Plan in the form of immediately vested restricted stock subject to a minimum two year holding requirement. Ms. Hagen, Mr. Hale, Mr. Norman and Mr. Kocourek elected to receive the following amounts of compensation in the form of restricted stock: Ms. Hagen—$478,100; Mr. Hale—$97,560; Mr. Norman—$12,844; and Mr. Kocourek—$56,439. The number of shares issued for such compensation was based on the average closing price of the Company's stock over the fifteen trading days ending March 31, 2009. Further, in consideration of the election by the executive officers to receive restricted stock in lieu of cash, additional non-cash compensation was provided to the executive officers in the form of restricted shares, which vest over a two year period from the grant date and are subject to the same two year holding requirement. The number of additional restricted shares awarded was as follows: Ms. Hagen—102,377; Mr. Hale—15,668; Mr. Norman—688; and Mr. Kocourek—6,043. The grant date fair value of such awards is included as stock awards in the accompanying table.

(4)
All Other Compensation for executive officers in fiscal 2009 is as follows:

	Ms. Hagen	Mr. Hale	Mr. Norman	Mr. Hall	Mr. Kocourek
Company Contributions to Defined Contribution and Savings Plans	$14,700	$14,700	$12,423	$692	$14,700
Life Insurance Premiums Paid by the Company	756	756	542	126	756
Director Compensation(a)	—	—	—	105,250	—
Perquisites:
Car Usage	17,242	—	—	—	—
Other Perquisites(b)	24,417	420	420	—	1,300

Total All Other Compensation	$57,116	$15,876	$13,384	$106,068	$16,756

(a)
Director compensation for Mr. Hall is comprised of fees earned or paid in cash of $55,000 and stock award compensation of $50,250. See "Compensation of Directors" below for further information regarding compensation of Mr. Hall for his services as a director.

(b)
Other perquisites are primarily comprised of subscriptions, seminars and annual credit card fees. Other perquisites for Ms. Hagen include $23,345 of membership fees and seminar costs in various business organizations.

  All Other Compensation for executive officers in fiscal 2008 is as follows:

	Ms. Hagen	Mr. Hale	Mr. Kocourek
Company Contributions to Defined Contribution and Savings Plans	$13,800	$13,800	$13,763
Life Insurance Premiums Paid by the Company	756	756	756
Perquisites:
Relocation Assistance(a)	—	3,346	—
Car Usage	13,952	—	—
Other Perquisites(b)	15,239	325	1,260

Total All Other Compensation	$43,747	$18,227	$15,779

(a)
Relocation assistance is associated with a relocation agreement with Mr. Hale in connection with the relocation of our corporate headquarters to Charlotte, NC during fiscal 2006.

(b)
Other perquisites are comprised of subscriptions, seminars and annual credit card fees. Other perquisites for Ms. Hagen include $14,282 of membership fees and seminar costs in various business organizations.

  All Other Compensation for executive officers in fiscal 2007 was as follows:

	Ms. Hagen	Mr. Hale
Company Contributions to Defined Contribution and Savings Plans	$3,375	$13,500
Life Insurance Premiums Paid by the Company	504	756
Tax Gross-up(a)	14,186	74,092
Perquisites:
Relocation Assistance(b)	191,375	60,356
Car Usage	9,888	—
Other Perquisites(c)	7,910	25

Total All Other Compensation	$227,238	$148,729

(a)
Tax gross-up amounts relate to the gross-up of relocation assistance provided to Ms. Hagen and Mr. Hale in the amounts of $14,186 and $44,632, respectively. A tax gross-up was also provided to Mr. Hale in the amount of $29,460 associated with a bonus payment made in fiscal 2007.

(b)
Relocation assistance is associated with the relocation of Ms. Hagen to the Charlotte, NC area upon her employment with us and, for Mr. Hale, in connection with relocation of our corporate headquarters to Charlotte, NC during fiscal 2006.

(c)
Other perquisites are primarily comprised of conference and seminar fees and related costs, temporary living and commuting expenses and annual corporate credit card fees.
(5)
In addition to his continued service as a director, Mr. Hall assumed responsibilities as Interim CFO in November 2009. Mr. Hall was paid $25,000 per month for his services and received a one-time grant of 12,500 shares of restricted stock under our 2004 Restricted Plan. On December 9, 2009, the Board appointed Mr. Norman to serve as our CFO. Mr. Hall continued to assist us as Interim CAO until April 9, 2010.

(6)
Mr. Kocourek is a former executive officer of the Company who resigned as CFO as of November 16, 2009 and his employment with us ended on April 16, 2010 pursuant to a Separation Agreement entered into with us on October 15, 2009.

IV.    Grants of Plan-Based Awards

        The following table presents information regarding grants of plan-based awards to named executive officers during the 2009 fiscal year:

2009 GRANTS OF PLAN-BASED AWARDS

								All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards $(/Sh)(3)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)
Ms. Hagen	1/4/2009	—	—	—	15,000	30,000	30,000	—	—	$—	$180,000
	4/9/2009	—	—	—	—	—	—	102,377	—	—	435,102
Mr. Hale	1/4/2009	—	—	—	325	650	650	—	—	—	3,900
	1/4/2009	—	—	—	1,033	2,065	2,065	—	—	6.00	3,201
	4/9/2009	—	—	—	—	—	—	15,668	—	—	66,589
	6/18/2009	—	—	—	5,947	11,894	20,814	5,947	—	—	229,074
Mr. Norman	1/4/2009	—	—	—	210	420	420	—	—	—	2,520
	1/4/2009	—	—	—	913	1,825	1,825	—	—	6.00	3,209
	4/9/2009	—	—	—	—	—	—	688	—	—	2,924
	6/18/2009	—	—	—	2,210	4,420	7,736	2,210	—	—	85,138
Mr. Hall	10/19/2009	—	—	—	—	—	—	12,500	—	—	156,250
Mr. Kocourek	1/4/2009	—	—	—	1,540	3,080	3,080	—	—	—	18,480
	1/4/2009	—	—	—	500	1,000	1,000	—	—	6.00	1,930
	4/9/2009	—	—	—	—	—	—	6,043	—	—	25,683
	6/18/2009	—	—	—	5,718	11,436	20,014	5,718	—	—	220,266

(1)
In March 2009, the Board of Directors approved a program for certain participants in the 2008 Annual Incentive Plan, including our current executive officers, under which such participants elected to receive all, or a portion, of the cash amounts due under the 2008 Annual Incentive Plan in the form of immediately vested restricted stock subject to a two-year minimum holding requirement. In consideration of the election by the executive officers to receive restricted stock in lieu of cash, additional non-cash compensation was provided to the executive officers in the form of restricted shares which vest over a two year period from the grant date and are subject to the same two year holding requirement. The number of additional restricted shares awarded was follows: Ms. Hagen—102,377; Mr. Hale—15,668; Mr. Norman—688; and Mr. Kocourek—6,043. In October 2009, Mr. Hall received a grant of 12,500 shares of restricted stock under our 2004 Restricted Plan for his services as Interim CFO.

(2)
Consistent with ASC 718, we treat all grants that remain active in a subsequent year as "re-granted" shares for that year. See "Incentive plan performance targets" below. All executive officers receiving restricted stock awards are required to pay $.01 per awarded share. All other stock awards in the above table represent restricted shares awarded that contain service-based vesting provisions.

(3)
The exercise price of $6.00 per share represents the exercise price determined in connection with the initial issuance of options under the 2003 Option Plan in fiscal 2003.

V.    Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

        The following items are described below in support of data reported in the Summary Compensation Table and the Grants of Plan-Based Awards table:

  •
  2007 and 2010 Employment Agreements with Ms. Hagen

  •
  Resignation of Mr. Kocourek as CFO

  •
  Appointment of Mr. Norman as CFO

  •
  December 2009 Discretionary Bonuses

  •
  Awards under the 2003 Option Plan

  •
  Awards under the 2005 Stock Plan

  •
  Awards under the 2008 Stock Plan

  •
  Incentive Plan Performance Targets

2007 and 2010 Employment Agreements with Ms. Hagen

        The 2007 CEO Agreement was Ms. Hagen's effective employment agreement with the Company during the 2009 fiscal year. On March 31, 2010, the Company and Ms. Hagen entered into the 2010 CEO Agreement and the 2007 CEO Agreement terminated in accordance with its terms on April 22, 2010. The following is a discussion of both the 2007 CEO Agreement and the 2010 CEO Agreement.

  The 2007 CEO Agreement

        Ms. Hagen's annual base salary under the 2007 CEO Agreement was initially $650,000 and the Board had discretion to increase such salary from time to time. Ms. Hagen was eligible to participate in all of PGI's employee benefit programs for which senior executive employees of PGI and its subsidiaries were generally eligible, including health, life, retirement and disability. Ms. Hagen was also entitled to the use of an automobile.

        Under the 2007 CEO Agreement, Ms. Hagen was entitled to participate in PGI's Short-Term Incentive Compensation Plan (the "Bonus Plan"). The Board, in its discretion, had the ability to award Ms. Hagen annual bonuses in accordance with the Bonus Plan based on annual performance goals mutually agreed upon by the Board and Ms. Hagen. Such target annual bonuses were not to exceed 100% of her base salary (the "Bonus Award Target"). For fiscal year 2007, the 2007 CEO Agreement guaranteed to Ms. Hagen the full Bonus Award Target (without proration) as long as she remained an employee of good standing on the Payment Date (as defined in the Bonus Plan).

        Ms. Hagen was also entitled to participate in PGI's 2005 Employee Restricted Stock Plan (the "Equity Plan") under which she was granted on the effective date of the 2007 CEO Agreement an initial award of 100,000 restricted shares of Common Stock to vest as follows: (i) 12,500 shares on each of the first four anniversaries of such effective date, and (ii) provided certain performance goals established by the Board were met, 12,500 shares on each of the first four anniversaries of such effective date. Ms. Hagen was also eligible for an annual target award of 50,000 (with a minimum of zero and a maximum of 100,000) restricted shares of Common Stock under the Equity Plan for the first three anniversaries of the effective date of the 2007 CEO Agreement, vesting over a period of four years at a rate of 25% per year provided certain performance goals established by the Board were met. The size of such equity awards was based on the attainment of certain performance goals established by the Board, except that for the 2007 fiscal year grant, the 2007 CEO Agreement guaranteed to Ms. Hagen no less than 25,000 shares vesting based on service over a period of four years at the rate of 25% per year.

        The 2007 CEO Agreement also contained a standard confidentiality provision as well as non-competition and non-solicitation agreements for the term of Ms. Hagen's employment and for a minimum of 12 months after any termination thereof. A description of payments and potential payments to Ms. Hagen upon her termination or upon a change in control under the 2007 CEO Agreement is set forth in "Payments Upon Termination and Potential Payments Upon Termination or Change in Control" below.

  The 2010 CEO Agreement

        Unless earlier terminated pursuant to its terms, the term of the 2010 CEO Agreement is from April 23, 2010 until April 22, 2013. Under the 2010 CEO Agreement, Ms. Hagen's annual base salary will be $765,000, subject to annual review and adjustment by the Board in its discretion. Ms. Hagen will be eligible to participate in all of PGI's employee benefit programs for which senior executive employees of PGI and its subsidiaries are generally eligible, including health, life, retirement and disability. Ms. Hagen will also be entitled to the use of an automobile until the expiration of its existing lease term.

        Ms. Hagen will be entitled to participate in the Bonus Plan to the extent that such a plan is implemented for any given year, in the Board's discretion. The Bonus Plan will provide for annual target bonuses based on annual performance goals to be mutually agreed upon by the Board and Ms. Hagen. Such annual target bonuses will be, and may not exceed, the Bonus Award Target.

        Ms. Hagen will also be entitled to participate in any long-term incentive compensation plans that PGI may implement on the same terms and conditions as other senior executives. During each fiscal year, Ms. Hagen will receive a long-term incentive grant with a target value determined by PGI's Compensation Committee based on a total target compensation package of salary, bonus and long-term equity awards.

        The 2010 CEO Agreement provides for repayment to the Company by Ms. Hagen of certain cash and equity awards if, prior to or within two years of the termination of Ms. Hagen's employment, (i) PGI is required to make a material restatement of financial results for years during which Ms. Hagen was an employee and due to actions or inactions by her or of which she had knowledge, or (ii) Ms. Hagen is found to have engaged in misconduct while an employee, which, if discovered at the time would have justified termination for "cause" (as defined in the 2010 CEO Agreement).

        The 2010 CEO Agreement also contains a standard confidentiality provision as well as non-competition and non-solicitation agreements for the term of Ms. Hagen's employment and for a minimum of 12 months after any termination thereof. A description of payments and potential payments to Ms. Hagen upon her termination or upon a change in control under the 2010 CEO Agreement is set forth in "Payments Upon Termination and Potential Payments Upon Termination or Change in Control" below. This description is a summary of, and is qualified by reference to, the 2010 CEO Agreement which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2010.

Resignation of Mr. Kocourek as CFO

        Mr. Kocourek resigned as our CFO effective November 16, 2009 and his resignation from the Company was effective April 16, 2010 (the "Resignation Date"). Between November 16, 2009 and the Resignation Date, Mr. Kocourek remained our employee, during which time he assisted with a transition of his responsibilities and worked on special projects as requested by our CEO.

        On October 15, 2009, we entered into a Separation Agreement with Mr. Kocourek (the "Separation Agreement"). In accordance with the Separation Agreement, Mr. Kocourek received his current base salary through the Resignation Date. In addition, as payment of severance, Mr. Kocourek is entitled to receive (i) an amount equal to his current base salary until October 16, 2010 and, thereafter, through the earlier of April 16, 2011 or the date on which he obtains alternate employment, and (ii) an additional amount for his unused vacation days and paid time off days. Mr. Kocourek also retained the vested portion of his restricted stock awards, less amounts previously withheld for taxes (the "Restricted Shares"), and the vested portion of his stock option grants (the "Option Shares"). The final number of Restricted Shares and Option Shares on the Resignation Date was determined based on our 2009 performance pursuant to the terms and conditions of our 2008 Stock Plan, 2005 Stock Plan, and 2003 Option Plan, as applicable. The Restricted Shares and Option Shares will also remain subject to the terms and conditions of our 2008 Stock Plan, 2005 Stock Plan, and 2003 Option Plan, as applicable, and the accompanying grant agreements, except for identified provisions requiring forfeiture in the event of certain terminations and restrictions on the resale of the Restricted Shares. All payments under the Separation Agreement are subject to applicable tax withholding.

        Until October 16, 2010, we will pay the employer portion of the premiums for group medical, dental and hospitalization insurance (the "Health Benefits") at the coverage levels in effect at the Resignation Date. Mr. Kocourek also is entitled to continue his Health Benefits as provided by the Consolidated Omnibus Budget Reconciliation Act ("COBRA") beginning on October 17, 2010 and continuing through October 16, 2011, at his sole cost and expense. Our obligations with respect to the Health Benefits and COBRA coverage will be limited to the extent Mr. Kocourek obtains benefits from a subsequent employer that are no less favorable to him in the aggregate.

        The Separation Agreement contains customary (a) confidentiality obligations for Mr. Kocourek with respect to both Company and third-party confidential information, (b) non-compete and non-solicitation obligations for Mr. Kocourek through April 16, 2011 and (c) protection of our intellectual property rights. In addition, under the terms of our 2003 Stock Option Plan, Mr. Kocourek will continue to be subject to the plan's non-compete provisions for so long as the Option Shares remain outstanding. In connection with the execution of the Separation Agreement, Mr. Kocourek also executed a General Release of claims in favor of us and certain of our affiliates and related parties.

        Except as provided above, Mr. Kocourek is not entitled to receive any other payments from us related to the termination of his employment, including without limitation payments pursuant to the Change in Control Severance Compensation Agreement, dated as of January 23, 2008, as amended effective April 10, 2008, between Mr. Kocourek and us (the "Change in Control Agreement"), or our bonus plan, if any is adopted, in respect of a bonus for the 2010 fiscal year.

        Effective October 15, 2009, the Change in Control Agreement was terminated in accordance with the terms and conditions of the Separation Agreement, without any obligation on our part or Mr. Kocourek under the Change in Control Agreement for any event or transaction occurring prior to or following its termination.

Appointment of Mr. Norman as CFO

        On December 9, 2009, the Board appointed Dennis Norman to serve as our CFO. Mr. Norman's annual base salary at that time was $309,998. Mr. Norman will continue to be eligible to participate in our short and long-term incentive plans, including the Annual Incentive Plan and our 2008 Stock Plan. When and if the Board establishes a formal Annual Incentive Plan, Mr. Norman's target bonus would be 55% of his annual base salary. For fiscal 2009, as previously announced, we did not have formal Annual Incentive Plan. Mr. Norman will continue to be eligible to participate in all of our employee benefit programs for which our senior executive and those of our subsidiaries are generally eligible, including health, life and disability insurance and retirement.

        In addition, in connection with his appointment, Mr. Norman entered into a Change in Control Severance Compensation Agreement (the "Norman Severance Agreement") with us, dated as of December 9, 2009. The Norman Severance Agreement provides for the lump sum payment of base salary and target bonus components of Mr. Norman's compensation upon termination of employment in the amount of 24 months of base salary plus the greater of two times current year target bonus or prior year actual bonus. The Severance Agreement also includes non-competition and non-solicitation provisions for a period of 24 months.

December 2009 Discretionary Bonuses

        Ms. Hagen, Mr. Hale and Mr. Norman each received discretionary bonus awards in December 2009, partially subject to the satisfaction of applicable service requirements, as follows:

	Paid in December 2009	Paid in March 2010	Total
Ms. Hagen	$857,178	$361,590	$1,218,768
Mr. Hale	124,780	124,780	249,560
Mr. Norman	55,081	55,081	110,162

        Due to stronger than expected fiscal year 2009 operating results, in December 2009, the Board approved a discretionary payment of short-term incentive compensation in the total amount of $6.5 million with a portion paid in December 2009 and a portion paid in March 2010. The bonuses listed above were discretionary in nature, and were awarded in consideration of our performance in fiscal 2009, as well as the Board's assessment of performance of the individuals and their contributions in fiscal 2009. To receive the cash payments in March 2010, the individuals were required to remain in our employ through the payment date.

Awards under the 2003 Option Plan.

        The 2003 Option Plan was approved by the Board of Directors and stockholders and is administered by the Committee. The stock options, representing 400,000 shares, have a five-year life and vest, based on the achievement of various service and financial performance criteria, over a four-year period with the initial awards beginning their vesting terms as of January 4, 2004. Vesting may be immediate or based on service and/or upon achievement of annual performance targets (see "Incentive plan performance targets" below) and is accelerated upon a change in control. We do not intend to make further grants under the 2003 Option Plan.

        Consistent with ASC 718, stock options previously awarded to employees in fiscal 2005 and fiscal 2007 which contain performance-based vesting provisions relating to the 2008 fiscal year are considered modified. Vesting of these option grants were originally based on achievement of 2008 performance targets, which targets were not met. Accordingly, these option awards were not earned and did not vest in 2008. In accordance with the 2003 Option Plan, these option awards remained active in fiscal 2009 and were subject to fiscal 2009 performance targets, which targets were achieved. Consistent with ASC 718, such awards are treated as an exchange of the original award for a new award and the grant date fair values, as presented in the Grants of Plan-Based Awards table, and 2009 compensation costs for such options have been re-measured as of the beginning of the 2009 fiscal year as such performance targets were not established until the inception of the 2009 fiscal year. As a result, option awards considered granted in fiscal 2009, subject to performance vesting in fiscal 2009 are as follows: for Mr. Hale—2,065 shares, for Mr. Norman—1,825 shares, and for Mr. Kocourek—1,000 shares.

        Actual performance for fiscal 2007 would have resulted in the vesting of approximately 51% of the stock option grants subject to the annual financial performance vesting requirement under our 2003 Option Plan. The Committee, in exercise of its discretion, granted participants, including the executive officers, vesting credit equal to 100% of target. As a result, we recognized compensation expense in fiscal 2008 associated with the vesting of such awards not earned through the achievement of performance targets for fiscal 2007. Consistent with ASC 718, we treat all grants that remain active in a subsequent year as "re-granted" shares for that year. See "Incentive plan performance targets" below.

        For additional information regarding the 2003 Option Plan, see Note 14 "Stock Option and Restricted Stock Plans" to the consolidated financial statements included in Item 8 to our Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

Awards under the 2005 Stock Plan.

        The 2005 Stock Plan was approved by the Board of Directors and stockholders and is administered by the Committee. The 2005 Stock Plan, which expires in 2015, approved for issuance 482,000 restricted shares to our employees. For grants of restricted stock under the 2005 Stock Plan, vesting may be immediate or based on service and/or upon achievement of annual performance targets (see "Incentive plan performance targets" below) and is accelerated upon a change in control. We do not intend to make further grants under the 2005 Stock Plan.

        For awards provided to executive officers under the 2005 Stock Plan in fiscal 2009, the vesting of those awards is as follows (number of shares):

	Ms. Hagen	Mr. Hale	Mr. Norman	Mr. Kocourek
Service Vesting
None	—	—	—	—
Performance Vesting(1)
2009 Performance	30,000	650	420	3,080

Total shares granted	30,000	650	420	3,080

(1)
In prior years, shares were also awarded to Ms. Hagen which vest and become available in the future based on the achievement of performance targets for the 2010 fiscal year and the 2011 fiscal year. Consistent with ASC 718, such awards are not considered grants, as the terms of such awards for future periods, particularly the performance targets, were not known as of the end of the 2008 fiscal year. A total of 17,500 shares are available for future performance-based vesting for the 2010 and 2011 fiscal years.

        For additional information regarding the 2005 Stock Plan, see Note 14 "Stock Option and Restricted Stock Plans" to the consolidated financial statements included in Item 8 to our Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

Awards under the 2008 Stock Plan

        The 2008 Stock Plan was approved by our shareholders and Board of Directors and is administered by the Committee. The 2008 Stock Plan, which expires in 2018 unless terminated by our Board of Directors sooner, and initially reserved for issuance 425,000 shares of our Class A Common Stock to our employees. In May 2009, our shareholders approved an increase in the number of shares reserved for issuance under the 2008 Stock Plan from 425,000 shares to 1,075,000 shares. The Committee may, from time to time, award a variety of equity-based incentives under the 2008 Stock Plan to such employees and in such amounts and with specified restrictions as it determines appropriate in the circumstances. Such awards may be granted under the 2008 Stock Plan in the form of either incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, performance awards or other types of stock awards that involve the issuance of, or that are valued by reference to, shares of our Class A Common Stock. In some cases, the Committee may structure awards as performance-based compensation under Section 162(m) of the Code. Vesting, which will be determined by the Committee, may be accelerated on the occurrence of a change in control or other events, as defined.

        During fiscal 2009, awards were approved and issued to Mr. Hale, Mr. Norman and Mr. Kocourek under the 2008 Stock Plan. These awards included service-based restricted shares which vest over a three year period as follows: for Mr. Hale—5,947 restricted shares; for Mr. Norman—2,210 restricted shares and for Mr. Kocourek—5,718 restricted shares. Additionally, restricted stock units that vest based on the achievement of 2009 performance targets and the completion of requisite service periods were awarded, assuming maximum performance targets are achieved, as follows: for Mr. Hale—20,814 restricted stock units; for Mr. Norman—7,736 restricted stock units and for Mr. Kocourek—20,014 restricted stock units. As performance targets for fiscal 2008 were not achieved, no restricted shares will be issued relating to the restricted stock units. As a result of Mr. Kocourek's resignation, described above, Mr. Kocourek forfeited 5,718 restricted shares and 13,343 restricted shares granted through settlement of restricted stock units awarded in fiscal 2009 as of the Resignation Date.

        For additional information regarding the 2008 Stock Plan, see Note 14 "Stock Option and Restricted Stock Plans" to the consolidated financial statements included in Item 8 to our Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

Incentive Plan Performance Targets.

        For fiscal 2009, the Board of Directors accepted the recommendation of management and the Committee not to establish an Annual Incentive Plan for 2009; accordingly, there were no targets associated with short-term incentive compensation for executive officers.

        Portions of restricted shares awarded under the 2005 Stock Plan and options awarded under the 2003 Option Plan contain threshold and target EBITDA performance vesting provisions. For fiscal 2009, these performance targets for these equity-based incentives were met at targeted levels.

        With respect to awards under the 2003 Option Plan and the 2005 Stock Plan, if the performance targets are not met in any particular year (a "Missed Year"), the awards that did not vest in the Missed Year (the "Carryover Awards") will remain active in the next fiscal year and will be subject to the performance targets established for that next fiscal year. Consistent with ASC 718, we treat all grants that remain active in a subsequent year as "re-granted" shares for that year. If the performance targets for such fiscal year are met, the Carryover Awards will vest at the same time and in the same manner as the incentive plan awards granted for such fiscal year. In no event will any unvested portion of any award remain active after the fiscal year following the Missed Year. If performance targets applicable to Carryover Awards are not met in the next fiscal year, the Carryover Awards are forfeited.

        For example, we did not achieve our performance target for fiscal 2008. Therefore, the unvested amounts for 2008 remained active in 2009 and vested based on the achievement of performance targets (EBITDA of $120.0 million) established for 2009.

        With respect to awards made in fiscal 2009 under the 2008 Stock Plan, 67% of the award was performance-based restricted stock units and 33% was service-based restricted shares. For the performance-based restricted stock units, vesting was based upon the achievement of performance targets in 2009 for consolidated operating cash flow (as defined in the award documents), which accounted for approximately 50% of the total performance target, and consolidated EBITDA, which accounted for 50% of the total performance target. Based on actual results for fiscal 2009, the operating cash flow target and the consolidated EBITDA target were each met at maximum target levels. Grants under the 2008 Stock Plan do not contain Missed Year or Carryover Award provisions.

        For more information, see "2009 Grants of Plan Based Awards" table and accompanying footnotes, "Awards under the 2003 Option Plan", "Awards under the 2005 Stock Plan", and "Awards under the 2008 Stock Plan", above.

VI.    Outstanding Equity Awards at Fiscal Year-End

        The following table presents information regarding outstanding equity awards held by executive officers at the end of the 2009 fiscal year:

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(4)
Ms Hagen	—	—	—	$—	—	159,327	$2,230,578	30,000	$420,000
Mr. Hale	—	10,435	2,065	6.00	4/25/2010	25,734	360,276	21,464	300,496
Mr. Norman	—	4,175	825	6.00	4/25/2010	4,429	62,006	8,156	114,184
	—	1,000	1,500	6.00	5/11/2012	—	—	—	—
Mr. Kocourek	—	1,000	1,500	6.00	5/11/2012	21,391	299,474	23,094	323,316

(1)
The vesting dates of options containing service-based vesting and options earned as a result of achieving performance-based targets are as follows:

		Vested 1/2/2010	Vested 3/31/2010	Vesting 5/11/2010	Vesting 5/11/2011	Total
Mr. Hale	2005 Grant	10,435	2,065	—	—	12,500
Mr. Norman	2005 Grant	4,175	825	—	—	5,000
	2007 Grant	1,000	1,000	250	250	2,500
Mr. Kocourek	2007 Grant	1,000	1,000	250	250	2,500
(2)
Options for 500 shares have also been awarded to Mr. Norman and Mr. Kocourek which will vest and become available in the future based on the achievement of 2010 performance targets. Consistent with ASC 718, such awards are not considered grants in fiscal 2009, as the terms of such awards for future periods, particularly the performance targets, were not known as of the end of the 2009 fiscal year.

(3)
The vesting dates of restricted shares are as follows:

	Ms. Hagen	Mr. Hale	Mr. Norman	Mr. Kocourek
4/9/2010	51,188	7,834	344	3,021
4/10/2010	—	—	—	2,210
4/23/2010	23,150	—	—	—
5/15/2010	—	—	—	1,250
6/4/2010	—	2,059	765	1,980
6/18/2010	—	1,982	737	1,906
4/9/2011	51,189	7,834	344	3,022
4/10/2011	—	—	—	2,210
4/23/2011	23,150	—	—	—
6/4/2011	—	2,059	765	1,980
6/18/2011	—	1,983	737	1,906
4/10/2012	6,250	—	—	—
4/23/2012	4,400	—	—	—
6/18/2012	—	1,983	737	1,906

Total	159,327	25,734	4,429	21,391

(4)
Determined based on the closing price of our common stock ($14.00) on January 2, 2010.

(5)
117,500 Shares have also been awarded to Ms. Hagen that will vest and become available in the future based on the achievement of performance targets for the 2010 fiscal year through the 2013 fiscal year. Consistent with generally accepted accounting principles pertaining to share-based payments, such awards are not considered grants, as the terms of such awards for future periods, particularly the performance targets, were not known as of the end of the 2009 fiscal year.

VII.    Option Exercises and Stock Vested

        The following table presents information regarding the exercise of options for Common Stock and the vesting of restricted shares by executive officers during the 2009 fiscal year:

2009 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(9)
Ms Hagen	—	—	12,500	(1)	$75,000
			6,250	(6)	37,500
			102,377	(4)	435,102
Mr. Hale	—	—	925	(2)	5,550
			20,891	(4)	88,787
			2,059	(3)	17,504
Mr. Norman	—	—	605	(2)	3,630
			2,750	(4)	11,688
	—	—	765	(3)	6,505
Mr. Hall	—	—	12,500	(8)	156,250
Mr. Kocourek	—	—	2,210	(7)	9,393
			1,250	(5)	9,375
	—	—	12,085	(4)	51,361
	—	—	1,980	(3)	16,830

(1)
Vested shares relate to service-based shares granted on April 23, 2007 under the 2004 Restricted Plan.

(2)
Vested shares relate to service-based shares granted on January 20, 2006 under the 2005 Stock Plan.

(3)
Represents service-based vesting of awards made to Mr. Hale, Mr. Norman and Mr. Kocourek in fiscal 2008 under the 2008 Stock Plan.

(4)
Immediately vested shares received in April 2009 in lieu of cash payments due for 2008 performance under the 2008 Annual Incentive plan.

(5)
Service-based shares granted on May 15, 2006 under the 2005 Stock Plan.

(6)
Vested portion of service-based shares guaranteed pursuant to the terms of the 2007 CEO Agreement.

(7)
Service-based shares granted on April 10, 2008 under the 2005 Stock Plan.

(8)
Mr. Hall received a grant of 12,500 shares of immediately-vested restricted stock under our 2004 Restricted Plan for his services as Interim CFO.

(9)
Shares are valued at the closing price of our Common Stock on the vesting date.

VIII.    Pension Benefits

        We have no pension benefits for the executive officers.

IX.    Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

        We have no nonqualified defined contribution or other nonqualified deferred compensation plans for executive officers.

X.    Payments Upon Termination and Potential Payments Upon Termination or Change in Control

  Termination of Ms. Hagen under the 2007 CEO Agreement

        The 2007 CEO Agreement would have terminated (i) immediately upon Ms. Hagen's resignation, death or disability, or (ii) upon notice of termination by the Company at any time, with or without "cause" (as defined in the 2007 CEO Agreement). Upon any termination by the Company of Ms. Hagen's employment without "cause" or upon Ms. Hagen's resignation with "good reason" (as defined in the 2007 CEO Agreement) during the term of the 2007 CEO Agreement, Ms. Hagen would have been entitled to receive severance payments upon specified conditions in the 2007 CEO Agreement.

        Such severance payments before a "change in control" (as defined in the 2007 CEO Agreement) would have been equal to (i) two times the sum of Ms. Hagen's base salary and the Bonus Award Target for the fiscal year, as in effect immediately prior to the date of her termination, plus (ii) the Bonus Award Target for the fiscal year in which the termination date occurred, multiplied by a fraction equal to the number of days of employment completed by her during the fiscal year in which the termination date occurred divided by 365, and (iii) any annual bonus for a completed fiscal year that had not yet been paid.

        Such severance payments after a "change in control" would have been equal to (i) three times the sum of Ms. Hagen's base salary and the Bonus Award Target for the fiscal year, as in effect immediately prior to the "change in control," plus (ii) the Bonus Award Target prorated as described above, and (iii) any annual bonus for a completed fiscal year that had not yet been paid.

        In the event that the 2007 CEO Agreement was terminated by the Company without "cause" or by Ms. Hagen with "good reason," the Company would have been obligated to provide, at the Company's expense and for a period of 24 months following Ms. Hagen's termination, the medical, dental and hospitalization benefits provided to Ms. Hagen and her dependants and beneficiaries immediately prior to the date of termination.

        In the event of Ms. Hagen's disability or death, Ms. Hagen or her heirs, as applicable, would have been entitled to receive only her base salary through the date of such event, any annual bonus for a completed fiscal year that had not yet been paid and the Bonus Award Target prorated as described above.

        If the 2007 CEO Agreement had expired and was not renewed in accordance with its terms, was terminated by the Company for "cause" or was terminated upon Ms. Hagen's resignation (other than for "good reason"), Ms. Hagen would have been entitled to receive only her base salary through the date of termination or expiration and would have been entitled to receive any other salary, compensation or benefits from the Company or its subsidiaries, except as otherwise specifically provided for under the Company's employee benefit plans or as otherwise expressly required by applicable law.

  Termination of Ms. Hagen under the 2010 CEO Agreement

        Upon the expiration of the 2010 CEO Agreement, Ms. Hagen will be entitled to receive a "Retirement Incentive" as follows:

          (i)  an equity award (the "Retirement Incentive Equity Award"), with the number of shares awarded to be calculated with reference to the average reported closing price of the Company's Class A Common Stock (the "Class A Common Stock") over the 40 trading days immediately prior to the expiration date of the 2010 CEO Agreement (the "Ending Stock Price") as shown in the table below:

Ending Stock Price	Number of Shares Awarded
Less than $17.50	20,000
$17.50	20,000
$22.50	40,000
$25.00	55,000
$27.50	75,000
$30.00 or higher	100,000

For an Ending Stock Price that falls between two given points on the table above, the number of shares awarded will be computed using a straight-line interpolation formula set forth in the 2010 CEO Agreement. If, prior to the expiration of the 2010 CEO Agreement, the Class A Common Stock ceases to be publicly traded, the Retirement Incentive Equity Award will convert into a cash award equal to (A) the number of shares that would have been paid assuming the Ending Stock Price is equal to the final closing price of the Class A Common Stock, and (B) the final closing price of the Class A Common Stock (the "Cash Conversion Value").

         (ii)  a cash award (the "Retirement Incentive Cash Award") equal to (A) 30% of the value of the shares, computed as the Ending Stock Price multiplied by the number of shares awarded, or (B) the Cash Conversion Value, if applicable; provided that the Retirement Incentive Cash Award is neither less than $250,000 nor greater than $1,000,000.

        The Company may terminate the 2010 CEO Agreement immediately upon Ms. Hagen's death or disability or with notice of termination to Ms. Hagen at any time, with or without "cause" (as defined in the 2010 CEO Agreement). In addition, the 2010 CEO Agreement will terminate upon Ms. Hagen's resignation.

        If the 2010 CEO Agreement is terminated by the Company for "cause" or is terminated upon Ms. Hagen's resignation other than for "good reason" (as defined in the 2010 CEO Agreement), Ms. Hagen will be entitled to receive only her base salary through the date of termination or expiration and will not be entitled to receive any other salary, compensation or benefits from the Company or its subsidiaries, except as otherwise specifically provided for under the Company's employee benefit plans or as otherwise expressly required by applicable law.

        Upon any termination by the Company of Ms. Hagen's employment other than for "cause" or upon Ms. Hagen's resignation with "good reason" during the term of the 2010 CEO Agreement, Ms. Hagen will be entitled to receive the Retirement Incentive and severance payments upon specified conditions in the 2010 CEO Agreement. Such severance payments will be equal to (i) the sum of (A) Ms. Hagen's base salary, and (B) her Bonus Award Target, from the termination or resignation date through the expiration date of the 2010 CEO Agreement, (ii) the pro rata portion of her Bonus Award Target from the beginning of the applicable fiscal year through the date of termination or resignation, adjusted for actual performance through the date of termination or resignation, and (iii) any annual bonus for a completed fiscal year that has not yet been paid.

        In the event of Ms. Hagen's disability or death, Ms. Hagen or her heirs, as applicable, will be entitled to receive only her base salary through the date of such event and any annual bonus for a completed fiscal year that has not yet been paid.

  Change in Control Severance Compensation Agreements

        On January 7, 2010, we entered into a Change in Control Severance Compensation Agreement (the "Hale Severance Agreement") with Mr. Hale, our COO. The Hale Severance Agreement provides for the lump sum payment of base salary and target bonus components of Mr. Hale's compensation upon termination of employment in the amount of 24 months of base salary plus the greater of two times current year target bonus or prior year actual bonus. The Severance Agreement also includes non-competition and non-solicitation provisions for a period of 24 months.

        On December 9, 2009, we entered into a Change in Control Severance Compensation Agreement (the "Norman Severance Agreement") with Mr. Norman, in connection with his appointment as CFO. The Norman Severance Agreement provides for the lump sum payment of base salary and target bonus components of Mr. Norman's compensation upon termination of employment in the amount of 24 months of base salary plus the greater of two times current year target bonus or prior year actual bonus. The Severance Agreement also includes non-competition and non-solicitation provisions for a period of 24 months.

        Each of the agreements contain substantially the same terms and conditions and will be referred to below as the "CIC Agreements".

        Each CIC Agreement terminates automatically upon the occurrence of a termination of employment for certain matters, including for the recipient's death, disability, attainment of retirement age, and performance-related matters. In the event of a Change in Control (as defined in the CIC Agreement), each CIC Agreement is automatically extended to the earlier of (i) one year from the date of the Change in Control, or (ii) the recipient's death, disability, or retirement.

        For purposes of the CIC Agreements, a Change in Control is defined as the occurrence of certain specified events, including:

  •
  certain significant changes in voting control,

  •
  changes in the composition of the Board not approved by two-thirds of the existing Board,

  •
  the consummation of a merger or consolidation of the Company unless (a) the existing security holders continue to own more than 50% of the voting power of the surviving corporation, or (b) the corporate existence of the Company is unaffected and the CEO and directors retain their positions (and the existing directors constitute a majority of the Board), or

  •
  a complete liquidation of the Company or a sale of substantially all of our assets.

        If a Change in Control occurs during the term of the CIC Agreement, each recipient becomes entitled, upon the subsequent termination of his employment to receive Change in Control benefits, unless the termination is (i) by the recipient other than for "Good Reason," (ii) by us for "Cause" or because of the recipient's disability, or (iii) because of the recipient's death or attainment of retirement age. "Good Reason" includes the assignment of duties reasonably inconsistent with the recipient's position and responsibilities immediately prior to the Change in Control or changes in titles or offices of such recipient, a reduction in base salary or our failure to continue any material compensation or benefit plan (or reduce benefits or increase costs thereunder) or requiring relocation of such recipient's principal residence to at least 100 miles away. "Cause" includes a breach of the CIC Agreement, a breach of the recipient's duty of loyalty to us or an act of dishonesty or fraud with respect to us, commission of a felony, a crime involving moral turpitude or other act or omission causing material harm to our reputation, drug use, reporting to work under the influence of alcohol or aiding a competitor supplier or customer to our material detriment.

        Change in Control benefits include, among other things, a lump sum cash payment that is the sum of (i) 24 times the recipient's current monthly base salary, and (ii) two times the greater of (x) the recipient's annual bonus earned for our most-recently completed fiscal year and (y) the recipient's annual target bonus for the year that includes the date of termination (the "Severance Payment"). Change in Control benefits also include the acceleration of all unvested shares of restricted stock previously issued to the recipient, continuation of life and medical insurance plans for the recipient for a period of 12 months following the date of termination, payment of all reasonable legal fees and expenses incurred by the recipient as a result of termination and payment of reasonable costs of outplacement services (not to exceed $15,000).

        If a recipient is terminated other than as a result of a Change in Control (unless by the recipient other than for Good Reason or by us for Cause or as a result of the recipient's disability or retirement), the recipient will be entitled to Company benefits to which he would otherwise entitled; provided that any severance pay will not be less than the Severance Payment.

        As consideration for any benefits, each recipient is obligated to maintain the confidentiality of certain confidential business information, promptly disclose to us all intellectual property related to the Company that is generated by the recipient, and adhere to certain non-competition and non-solicitation obligations.

        The foregoing description does not purport to be complete and is qualified by reference to the agreements filed with the SEC.

        Had termination occurred as of the last business day of the 2009 fiscal year as a result of a Change in Control, potential payments to Ms. Hagen and to Messrs. Hale and Norman would have been as follows:

	Severance Amount	Early Vesting of Restricted Shares(1)	Early Vesting of Options(2)	Health Benefits	Outplacement Services	Total
Ms Hagen	$5,436,360	$4,233,978	$—	$38,888	$—	$9,709,526
Mr. Hale	1,274,908	660,772	16,520	23,938	15,000	1,991,138
Mr. Norman	929,994	176,190	18,600	33,441	15,000	1,173,225

(1)
Determined based on the closing price of our common stock ($14.00) on January 2, 2010.

(2)
Under the 2003 Option Plan, all unvested options immediately vest in the event of a change in control. Such options are valued at the closing price of the underlying shares as of the last day of the 2009 fiscal year ($14.00), reduced by the exercise price of $6.00 per share required to be paid by the participant.

XI.    Compensation of Directors

        The following table presents a summary of compensation for directors for the 2009 fiscal year:

2009 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mr. Hewitt	$20,000	$100,960	—	—	—	—	$120,960
Mr. Cavallé	—	—	—	—	—	—	—
Ms. Fessenden	45,000	64,968	—	—	—	—	109,968
Mr. Hall(a)	—	—	—	—	—	—	—
Mr. Ovenden	70,000	50,250	—	—	—	—	120,250
Mr. Volpe(b)	—	111,257	—	—	—	—	111,257

(a)
Compensation to Mr. Hall for his services as a director is reflected as All Other Compensation in the Summary Compensation Table above. See the accompanying narrative below for further information regarding compensation provided to Mr. Hall for his services as a director.

(b)
Mr. Volpe ceased being a director upon his death on March 16, 2010.

        Management directors and affiliates of MatlinPatterson Global Advisers LLC are not entitled to receive any fees for their service on the Board of Directors. Accordingly, Mr. Betolaza, Ms. Hagen, Mr. Patterson and Mr. Van der Schee are not included in the Director Compensation table as they received no compensation as directors during 2009.

        On December 8, 2009, the Board appointed Carlos P. Cavallé as a director to fill an existing vacancy on the Board. Mr. Cavallé will serve until the 2010 Annual Meeting, until his successor is duly elected and qualified or until his death, resignation or removal, in accordance with the Company's Amended and Restated By-laws. Mr. Cavallé was appointed in accordance with the 2009 Shareholders Agreement.

        On December 9, 2009, Mr. Ramon Betolaza resigned from the Board, and the Board appointed Jurriaan van der Schee as a director to fill Mr. Betolaza's unexpired term. Mr. Van der Schee will serve until the 2010 Annual Meeting, until his successor is duly elected and qualified or until his death, resignation or removal, in accordance with the Shareholder Agreement. Mr. Van der Schee was also appointed to the Restricted Stock Committee of the Board. Mr. Van der Schee is a principal in MatlinPatterson Advisors (Europe) LLP. As a principal in MatlinPatterson Advisers, Mr. Van der Schee is not entitled to receive any fees for his services on the Board.

        At fiscal year-end, the aggregate number of restricted stock awards outstanding for each director was as follows: Mr. Hewitt—30,994 shares; Ms. Fessenden—10,473 shares; Mr. Hall—20,875 shares; Mr. Ovenden—21,181 shares; and Mr. Volpe—27,247 shares.

        Compensation for stock and option awards is determined in accordance with generally accepted accounting principles pertaining to share-based payments. For a discussion of terms and assumptions regarding the accounting for restricted shares and options, see Note 2 "Accounting Policies and Financial Statement Information" and Note 14 "Stock Option and Restricted Stock Plans" to the Consolidated Financial Statements included in Item 8 to the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

        The grant date fair values of restricted stock awards granted to directors, for service as a director, in 2009 are as follows:

	Award Date	Grant Date Fair Value of Awards Issued
Mr. Hewitt	1/9/2009	66,822
Mr. Hewitt	4/9/2009	8,220
Mr. Hewitt	7/6/2009	11,218
Mr. Hewitt	10/12/2009	14,700
Ms. Fessenden	1/9/2009	53,508
Ms. Fessenden	4/9/2009	4,110
Ms. Fessenden	10/12/2009	7,350
Mr. Hall	1/9/2009	50,250
Mr. Ovenden	1/9/2009	50,250
Mr. Volpe	1/9/2009	60,030
Mr. Volpe	4/9/2009	12,329
Mr. Volpe	7/6/2009	16,835
Mr. Volpe	10/12/2009	22,063

        Mr. Hall also received a grant of 12,500 on October 12, 2009 for his services as Interim CFO. Such shares had a fair market value of $156,250 at the grant date.

  Annual Board/Committee Retainer Fees

        Under the Company's compensation program, Mr. Hewitt, as Chairman of the Board, received an annual retainer in the amount of $120,000 and other directors each received an annual retainer of $100,000 (hereafter referred to as the "Base Retainer(s)"). In addition to his Base Retainer, Mr. Ovenden, for service as Chair of the Audit Committee, received an additional yearly fee of $20,000. In addition to their Base Retainers, Mr. Volpe and Ms. Fessenden, as Chairpersons of the Compensation Committee and Nominating and Corporate Governance Committee, respectively, each received an additional annual fee of $10,000 for serving in such capacities. In addition to his Base Retainer, Mr. Hall, Chair of the Capital Projects Committee, received a yearly fee of $5,000 for serving in such capacity. Such fees, excluding the portion paid in stock as described below, are paid on a quarterly basis. Directors are also reimbursed for out-of-pocket expenses incurred in connection with attending meetings and in their capacities as committee chairpersons.

  Stock Awards Issued for Fees, in Lieu of Cash Payment

        Under the 2004 Restricted Plan, and unless otherwise determined by a committee of the Company's Board of Directors not eligible to receive restricted shares under the 2004 Restricted Plan, 50% of each director's Base Retainer fee will be payable in restricted shares of the Company's Class A Common Stock. In addition, directors may elect to receive restricted stock in lieu of cash payments for quarterly director's fees.

 TRANSACTIONS WITH RELATED PERSONS

Shareholders Agreements

  2003 Shareholders Agreement

        In connection with our emergence from bankruptcy on March 5, 2003, we entered into the 2003 Shareholders Agreement, as amended on December 20, 2004. In accordance with the director nomination rights held by MatlinPatterson thereunder, Messrs. Hewitt, Patterson and Van der Schee were designated by MatlinPatterson to be Board candidates at the Annual Meeting. As discussed above in "Management," Mr. Patterson is Chairman of MatlinPatterson Global Advisers LLC, an affiliate of MatlinPatterson, and Mr. Van der Schee is a Principle in MatlinPatterson Advisors (Europe) LLP, an affiliate of MatlinPatterson. In addition, the 2003 Shareholders Agreement contains customary provisions, including restrictions on transfer of the Common Stock, tag-along rights and preemptive rights.

  2009 Shareholders Agreement

        On December 2, 2009, we completed the initial phase of the acquisition of certain assets and the operations of the nonwovens businesses of Tesalca-Texnovo from Grupo Corinpa, S.L. ("Grupo Corinpa"). In connection with this transaction, we entered into the 2009 Shareholders Agreement whereby Tesalca-Texnovo is entitled to nominate a director to the Board, subject to the relevant qualifications and standards set forth in our corporate governance documents and the rules and regulations of the SEC. As discussed above in "Management," Tesalca-Texnovo nominated Mr. Cavallé to the Board. In addition, the 2009 Shareholders Agreement contains customary provisions, including restrictions on transfer of the shares issued to Tesalca-Texnovo in connection with the transaction, tag-along rights, drag-along rights and preemptive rights.

Review, Approval or Ratification of Transactions with Related Persons

        Transactions with related persons are required to be disclosed under our Code of Ethics for Directors (the "Code of Ethics") and our Code of Conduct and Business Principles (the "Code of Conduct"), which policies include disclosure of items covered by Item 404(a) of Regulation S-K. Depending on the source and type of related person transaction, the Audit Committee, who is charged with reviewing reports and disclosures of insider and affiliated party transactions, or the full Board, may review, approve or ratify the related person transaction, each in accordance with the standards stated in the Code of Conduct or Code of Ethics.

SOLICITATION AND EXPENSES OF SOLICITATION

        The proxies solicited hereby are solicited by our Board of Directors. The Company will bear the cost of soliciting proxies in the enclosed form. Our executive officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailings or personal conversations, or by telephone, telex, facsimile or electronic means. We will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and reimburse such persons and the Company's transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.

STOCKHOLDER PROPOSALS FOR OUR 2011 ANNUAL MEETING

        Stockholders interested in submitting a proposal for inclusion in the Company's proxy materials for the annual meeting of stockholders in 2011 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, proposals of stockholders intended to be presented at the annual meeting in 2011 must be received by the Secretary of the Company no later than December 26,

2010 and will be considered untimely if received after such date. Proposals submitted outside the procedures prescribed in SEC Rule 14a-8 will be considered untimely if not delivered to or mailed and received at our principal executive offices prior to the date of the annual meeting of stockholders. Proposals should be sent to Corporate Secretary, Polymer Group, Inc., 9335 Harris Corners Parkway, Suite 300, Charlotte, North Carolina 28269.

ADDITIONAL INFORMATION

        We will furnish without charge to each person whose Proxy is solicited, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 2010 as filed with the SEC, including the financial statements and the schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to Dennis Norman, CFO, Polymer Group, Inc., 9335 Harris Corners Parkway, Suite 300, Charlotte, North Carolina 28269. Additional information, including a copy of the Company's Annual Report on Form 10-K, may be obtained by visiting the Company's publicly accessible website at www.polymergroupinc.com. A list of stockholders entitled to vote on matters at the Annual Meeting will be available for inspection at the Company's headquarters beginning on May 10, 2010.

        Please complete the enclosed Proxy and mail it in the postage-paid envelope provided as soon as possible.

14475 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF POLYMER GROUP, INC. 9335 HARRIS CORNERS PARKWAY, SUITE 300 CHARLOTTE, NORTH CAROLINA 28269 2010 ANNUAL MEETING OF STOCKHOLDERS The undersigned hereby appoints DENNIS E. NORMAN and DANIEL L. RIKARD (collectively, the "Proxies"), and each of them, proxies, with full power of substitution and revocation, acting by majority of those present and voting or if only one is present and voting then that one, to vote the stock of Polymer Group, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held May 20, 2010 and at any adjournments or postponements thereof, with all powers the undersigned would possess if present, with respect to the following: (Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF POLYMER GROUP, INC. May 20, 2010 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.polymergroupinc.com (found on Investor Relations page). Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: O Carlos P. Cavallé O Elizabeth A. Fessenden O Veronica M. Hagen O Keith B. Hall O William B. Hewitt O James A. Ovenden O Mark R. Patterson O Jurriaan van der Schee In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the 2010 Annual Meeting of Stockholders and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If signed and no direction is given for any item, this proxy will be voted FOR the slate of directors described herein, and, with respect to any other business as may properly be brought before the Annual Meeting and any adjournments thereof, in accordance with the judgment of the person or persons voting on such matter or matters. Please return your executed form as soon as possible in the envelope provided to American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20800000000000000000 0 052010

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PROPOSAL 1 ELECTION OF DIRECTORS
OTHER BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
2009 GRANTS OF PLAN-BASED AWARDS
2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
2009 OPTION EXERCISES AND STOCK VESTED
2009 DIRECTOR COMPENSATION
TRANSACTIONS WITH RELATED PERSONS
SOLICITATION AND EXPENSES OF SOLICITATION
STOCKHOLDER PROPOSALS FOR OUR 2011 ANNUAL MEETING
ADDITIONAL INFORMATION